                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-68226

                                  $135,000,000

[ENCOMPASS SERVICES CORP. LOGO]

                               Offer to Exchange

                 10 1/2% Exchange Senior Subordinated Notes due
                2009 for any and all outstanding 10 1/2% Senior
              Subordinated Notes due 2009 issued on June 28, 2001

                               ----------------

This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to $135,000,000 aggregate principal amount of new 10 1/2% exchange senior subordinated notes due 2009, which we call the "exchange notes," which will be freely transferable, for any and all outstanding 10 1/2% senior subordinated notes due 2009 issued in a private offering on June 28, 2001, which we call the "original notes," and which have transfer restrictions. The notes are identical to the 10 1/2% senior subordinated notes due 2009 that we issued in 1999, and which we refer to in this prospectus as the "existing 1999 notes." The exchange offer does not apply to the existing 1999 notes. We expect the exchange notes to bear the same CUSIP number as the existing 1999 notes and to be interchangeable with the existing 1999 notes.

In this prospectus we sometimes refer to the exchange notes and the original notes collectively as the notes.

  . The exchange offer expires at 5:00 p.m., New York City time, on January 8, 2002, unless extended.
  . The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.
  . All original notes that are validly tendered and not validly withdrawn will be exchanged.
  . Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.
  .  We will not receive any proceeds from the exchange offer.
  . The exchange of original notes for exchange notes will not be a taxable event for United States federal income tax purposes.
  . Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer.
  . Original notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they are issued, but except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

                               ----------------

Please see "Risk Factors" beginning on page 8 for a discussion of factors you should consider in connection with the exchange offer.

                               ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

                               ----------------

                The date of this prospectus is December 7, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   1
Risk Factors...............................................................   8
The Exchange Offer.........................................................  15
Use of Proceeds............................................................  28
Capitalization.............................................................  29
Selected Historical Financial Information..................................  30
Business...................................................................  32
Management.................................................................  42
Principal Shareholders.....................................................  47
Description of the Credit Facility.........................................  49
Description of the Notes...................................................  51
Book-Entry, Settlement and Clearance.......................................  90
Material United States Federal Income Tax Considerations...................  94
Validity of the Exchange Notes.............................................  98
Experts....................................................................  98
Where You Can Find More Information........................................  99
Forward-Looking Statements................................................. 100
Annex A-Letter of Transmittal.............................................. A-1

                               ----------------

   You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the notes. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes or incorporates by reference information about the notes, the exchange offer, our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed under the "Risks Factors" section and our financial statements and the footnotes to those statements, which are incorporated by reference into this prospectus.

   We are a Texas corporation formed to build a national company providing mechanical and electrical services in the commercial, industrial and residential markets. On February 22, 2000, the shareholders of Group Maintenance America Corp., known as "GroupMAC," and Building One Services Corporation, known as "Building One," approved the merger of the two companies. In connection with the merger, GroupMAC changed its name to Encompass Services Corporation. The address of our principal executive offices is 3 Greenway Plaza, Suite 2000, Houston, Texas 77046, and our telephone number at this address is (713) 860-0100.

   We are now one of the largest providers of facilities services in the United States. We provide electrical, mechanical and cleaning systems services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Through our network of subsidiary business units, we have over 31,000 employees, with operations in over 250 locations, serving customers in all 50 states and in each of the 100 largest cities in the United States. For the twelve months ended September 30, 2001, we generated revenues from continuing operations of $4.1 billion and EBITDA of $236.5 million. At September 30, 2001, our backlog of work was approximately $1.7 billion. We expect that we will complete a substantial portion of this backlog by September 30, 2002.

                               The Exchange Offer

Registration Rights
 Agreement..................  We sold $135 million in aggregate principal amount of original notes to qualified
                              institutional buyers as defined in Rule 144A under the Securities Act through initial purchasers led by J.P. Morgan Securities Inc. We entered into a registration rights agreement dated as of June 28, 2001 with the initial purchasers which grants the holders of the original notes exchange and registration rights. The exchange offer made hereby is intended to satisfy such exchange rights.


The Exchange Offer..........  $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes. As of the date hereof, $135 million aggregate principal amount of the original notes are outstanding. We will issue exchange notes to holders on the earliest practicable date following the expiration date.

Resales of the Exchange
 Notes......................  Based on an interpretation by the staff of the
                              SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder thereof, other than any such holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

                              Each broker-dealer that receives exchange notes pursuant to the exchange offer in exchange for original notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                              If we receive certain notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us. We have agreed that, if we receive certain notices in the letter of transmittal, for a period of 180 days after the date on which the registration statement becomes effective, we will make this prospectus available to any such broker-dealer for use in connection with any such resale.

                              The letter of transmittal requires broker-dealers tendering original notes in the exchange offer to indicate whether such broker-dealer acquired the original notes for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the original notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See "The Exchange Offer--Registration Rights" and "--Resale of the Exchange Notes; Plan of Distribution."

Expiration Date.............  The exchange offer expires at 5:00 p.m., New York
                              City time, on January 8, 2002, unless we extend the exchange offer in our sole discretion, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange
 Offer......................  The exchange offer is subject to certain conditions which we may waive. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 the Original Notes.........  Each holder of original notes wishing to accept the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained herein and therein, and mail or otherwise deliver such letter of transmittal together with the original notes and any other required documentation to the exchange agent identified below under "Exchange Agent" at the address set forth herein. By executing the letter of transmittal, a holder will make certain representations to us. See "The Exchange Offer--Registration Rights" and "-- Procedures for Tendering Original Notes."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering Original Notes."

Guaranteed Delivery
 Procedures.................  Holders of original notes who wish to tender their original notes when those securities are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their original notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery."

Withdrawal Rights...........  Tenders of original notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

Acceptance of Original
 Notes and Delivery of
 Exchange Notes.............  We will accept for exchange any and all original notes that are properly tendered in the exchange offer, and not withdrawn, prior to the expiration date. The exchange notes issued pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent..............  The Bank of New York is serving as exchange agent in connection with the exchange offer.

Federal Income Tax
 Considerations.............  We believe the exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for federal income tax purposes. See "Material United States Federal Income Tax Considerations."

                         Summary Financial Information

   The summary financial information for the years ended December 31, 1998, 1999 and 2000 has been derived from our audited consolidated financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and notes thereto incorporated by reference into this prospectus. As discussed in notes 1 and 3 to our audited consolidated financial statements, the financial results for periods prior to the merger on February 22, 2000 reflect the historical results of Building One.

   The summary financial information for the nine months ended September 30, 2000 and 2001 has been derived from our unaudited consolidated condensed financial statements, which in the opinion of management, include all adjustments, consisting only of usual recurring adjustments, necessary for the fair presentation of that data for such periods. Financial information for the twelve months ended September 30, 2001 has been compiled from our audited consolidated financial statements and our unaudited consolidated condensed financial statements incorporated by reference into this prospectus. The income statement data for the nine months ended September 30, 2000 and 2001 should not be regarded as indicative of what may be expected for a full year. The "As Adjusted" information presented below gives effect to the completion of the offering of the original notes and the application of the proceeds from the sale of the original notes.

   Segment data for revenues and operating earnings for the years ended December 31, 1998, 1999 and 2000 and for the nine months ended September 30, 2000 have been restated to conform to the presentation for the nine months ended September 30, 2001 reflecting: (1) the discontinuance of the Global Technologies Group, (2) movement during 2001 of business units from one segment to another for management reporting and evaluation purposes and (3) allocation of costs related to group and regional management and administrative support to the results of their respective segments.

                                                             Nine Months Ended     Twelve Months
                             Years Ended December 31,          September 30,           Ended
                          -------------------------------  ----------------------  September 30,
                            1998      1999        2000        2000        2001         2001
                          -------- ----------  ----------  ----------  ----------  -------------
                                                (Dollars in thousands)
Income Statement Data:
Revenues................  $809,601 $1,772,584  $3,982,266  $2,859,151  $2,972,988   $4,096,103
Gross profit............   173,376    353,467     707,196     500,818     480,538      686,916
Selling, general and
 administrative
 expenses...............    99,807    203,962     441,757     311,604     338,733      468,886
Provision for doubtful
 accounts...............       732        766       6,988       4,159      14,336       17,165
Amortization of goodwill
 and other intangible
 assets.................     7,653     16,004      33,339      24,164      27,690       36,865
Merger and related
 charges (a)............        --         --       7,800       7,800          --           --
Costs to exit certain
 activities and related
 costs (b)..............        --         --      12,200      12,200          --           --
Restructuring and
 recapitalization
 charges (c)............        --      8,020          --          --          --           --
                          -------- ----------  ----------  ----------  ----------   ----------
Income from operations..    65,184    124,715     205,112     140,891      99,779      164,000
Interest income
 (expense), net.........    18,319    (29,875)    (87,242)    (63,159)    (62,413)     (86,496)
Other income (expense),
 net....................        80        249        (530)       (618)       (664)        (576)
                          -------- ----------  ----------  ----------  ----------   ----------
Income from continuing
 operations before
 income tax provision...    83,583     95,089     117,340      77,114      36,702       76,928
Income tax provision....    36,120     42,027      57,652      38,285      26,085       45,452
                          -------- ----------  ----------  ----------  ----------   ----------
Income from continuing
 operations.............    47,463     53,062      59,688      38,829      10,617       31,476
Income (loss) from
 discontinued
 operations, net of
 tax....................        --         --       3,665       3,090     (10,943)     (10,368)
Loss on disposal of
 discontinued
 operations, net of
 tax....................        --         --          --          --     (23,055)     (23,055)
                          -------- ----------  ----------  ----------  ----------   ----------

                                                        (continued on next page)

                                                              Nine Months Ended     Twelve Months
                             Years Ended December 31,           September 30,           Ended
                          --------------------------------  ----------------------  September 30,
                            1998       1999        2000        2000        2001         2001
                          --------  ----------  ----------  ----------  ----------  -------------
                                                (Dollars in thousands)
Income (loss) before
 extraordinary loss.....    47,463      53,062      63,353      41,919     (23,381)      (1,947)
Extraordinary loss on
 debt settlement, net of
 tax....................        --          --      (8,057)     (8,057)         --           --
                          --------  ----------  ----------  ----------  ----------   ----------
Net income (loss).......    47,463      53,062      55,296      33,862     (23,381)      (1,947)
Less convertible
 preferred stock
 dividends..............        --          --     (16,568)    (11,639)    (15,322)     (20,251)
                          --------  ----------  ----------  ----------  ----------   ----------
Net income (loss)
 available to common
 shareholders...........  $ 47,463  $   53,062  $   38,728  $   22,223  $  (38,703)  $  (22,198)
                          ========  ==========  ==========  ==========  ==========   ==========
Other Financial Data and
 Ratios:
Revenues:
 Electrical
  Technologies..........  $540,868  $1,110,881  $1,780,756  $1,279,437  $1,258,783   $1,760,102
 Mechanical Services....    61,846     257,006   1,396,910     989,620   1,065,914    1,473,204
 Industrial Services....    47,370     164,842     264,148     189,004     191,045      266,189
 Residential Services...        --          --     294,388     213,483     256,876      337,781
 Cleaning Systems.......   159,912     245,790     265,212     197,231     216,485      284,466
 Eliminations...........      (395)     (5,935)    (19,148)     (9,624)    (16,115)     (25,639)
                          --------  ----------  ----------  ----------  ----------   ----------
 Total Revenues.........  $809,601  $1,772,584  $3,982,266  $2,859,151  $2,972,988   $4,096,103
                          ========  ==========  ==========  ==========  ==========   ==========
Segment Operating
 Earnings (d):
 Electrical
  Technologies..........  $ 55,301  $  110,357  $  123,769  $   88,435  $   56,499   $   91,833
 Mechanical Services....     4,408      19,560      83,013      60,503      37,120       59,630
 Industrial Services....     4,433       5,382      14,822       9,440      10,379       15,761
 Residential Services...        --          --      30,863      23,867      22,057       29,053
 Cleaning Systems.......    11,436      18,674      16,596      11,788      11,867       16,675
 Corporate..............    (2,741)     (5,234)    (10,612)     (8,978)    (10,453)     (12,087)
                          --------  ----------  ----------  ----------  ----------   ----------
 Total Segment Operating
  Earnings..............  $ 72,837  $  148,739  $  258,451  $  185,055  $  127,469   $  200,865
                          ========  ==========  ==========  ==========  ==========   ==========

EBITDA (e)..............  $ 78,426  $  164,717  $  289,596  $  207,716  $  154,615   $  236,495
Depreciation and
 amortization...........    13,242      31,982      64,484      46,825      54,836       72,495

                                                                 As Adjusted
                                                                Twelve Months
                                                             Ended September 30,
                                                                    2001
                                                             -------------------
Ratio of EBITDA to interest expense.........................        2.59
Ratio of total debt to EBITDA...............................        3.77
Ratio of earnings to fixed charges (f)......................        1.67

                                                                    As of
                                                                September 30,
                                                                     2001
                                                                --------------
                                                                 (Dollars in
                                                                  thousands)
Balance Sheet Data:
Cash and cash equivalents...................................... $    3,407
Working capital................................................    408,138
Total assets...................................................  2,490,804
Total debt, net of discount....................................    883,660
Mandatorily redeemable convertible preferred stock.............    284,331
Shareholders' equity...........................................    707,717

-------
(a) Represents expenses related to severance, office closing costs and other related costs associated with the merger. See note 3 to our audited consolidated financial statements incorporated by reference into this prospectus.
(b) Represents charges associated with the shutdown of demolition and site preparation operations, relocation of the headquarters of the Cleaning Systems Group and other costs resulting from the merger. See note 3 to our audited consolidated financial statements incorporated by reference into this prospectus.
(c) Represents restructuring and recapitalization charges associated with Building One's tender offer for its stock in May 1999 and relocation of Building One's corporate headquarters. See note 12 to our audited consolidated financial statements incorporated by reference into this prospectus.

                                                        (continued on next page)

(d) Segment operating earnings are based on income from operations before amortization of goodwill and other intangible assets, unallocated corporate expenses, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges.
(e) EBITDA is income from operations plus depreciation and amortization, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to either income from operations as an indicator of our operating performance or cash flows from operations as an indicator of our liquidity. Because other companies do not calculate EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies.
(f) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income tax provision and extraordinary items, plus fixed charges. Fixed charges consist of interest expense on debt and amortization of debt issuance costs and discounts, plus that portion of rental expense that is deemed to be representative of an interest factor.

                                  RISK FACTORS

   You should carefully consider the following factors and other information presented or incorporated by reference in this prospectus before deciding to invest in the exchange notes.

   Our substantial debt could adversely affect our financial health, make us more vulnerable to adverse economic conditions and prevent us from fulfilling our obligations under the notes.

   We have a significant amount of debt. As of September 30, 2001, before deducting unamortized discounts, we had outstanding $891.0 million of consolidated debt (of which approximately $551.9 million was senior debt) and our total consolidated debt, as a percentage of capitalization, was 47%. We may incur additional debt in the future. However, we will be limited in the amount we can incur by our existing and future debt agreements.

   Our high level of debt could have important consequences to holders of notes, such as:

  . limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

  . limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements;

  . placing us at a competitive disadvantage compared to competitors with less debt;

  . increasing our vulnerability to adverse economic and industry conditions;
    and

  . increasing our vulnerability to interest rate increases because borrowings under our credit facility are primarily at variable interest rates.

   Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance debt when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance some or all of our debt, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

   Downturns in the construction industry could adversely affect our financial condition and results of operations.

   A substantial portion of our business involves installation of mechanical and electrical systems in newly constructed residential, commercial and industrial facilities. Our revenues from new installation services in the residential market are dependent upon the level of housing starts in the areas in which we operate. The housing industry is cyclical, and our revenues from new residential installation will be affected by the factors that affect the housing industry. These factors include changes in employment and income levels, the availability and cost of financing for new home buyers and general economic conditions. The level of new commercial and industrial installation services is also affected by changes in economic conditions and interest rates. General downturns in housing starts or new commercial and industrial construction in the areas in which we operate could have a material adverse effect on our business, including our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Cyclicality" included in our annual report on Form 10-K incorporated by reference into this prospectus.

   Some of our customers in the telecommunications industry have suffered severe capital problems which have affected the collectibility of some of our receivables.

   Included in our customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. During 2001, many companies in the telecommunications sector, including some of our customers, have experienced a dramatic reduction in the amount of new capital available to them, upon which certain of them are reliant to successfully achieve their business plans. Consequently, we have experienced slower payment from certain customers, several of which have filed for protection under Chapter 11 of the U.S. Bankruptcy Code. We provided allowances of $18.0 million and $5.0 million in the second and third quarters of 2001, respectively, to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility. Of these amounts, $9.0 million recorded in the second quarter relates to continuing operations and the remainder relates to the discontinued operations of the Global Technologies Group. As additional information becomes available, and to the extent the financial condition of these or other customers in the telecommunications sector continues to deteriorate in the future, we may find it necessary to record additional charges to earnings to further increase our allowance for doubtful accounts.

   Our profitability will be affected by prolonged unfavorable weather or seasonal variations.

   Our business tends to be affected adversely by moderate weather patterns. Comparatively warm winters and cool summers reduce the demand for our maintenance, repair and replacement services. Additionally, our new installation business is affected adversely by extremely cold weather and large amounts of rain. Prolonged unfavorable weather conditions or seasonal variations may cause unpredictable fluctuations in operating results.

   Any delay or inability to integrate acquired businesses could adversely affect our financial health.

   We have grown by acquiring other companies in our industry. Our future success is dependent on our ability to integrate our past and any future acquisitions into one enterprise with a common operating plan. We must also monitor the performance of our acquired companies. Many of these acquired companies must change their past operating systems such as accounting, employment, purchasing and marketing. We may not be successful in our efforts to integrate acquired companies or monitor their performance. If we are unable to do so, or if we experience delays or unusual expenses in doing so, it could have a material adverse effect on our business, financial condition and results of operations.

   We face competition from owner-operated companies and large public companies and utilities for the services we provide.

   The facilities services industry is very competitive with few barriers to entry. It is served by small, owner-operated private companies, by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and heating, ventilating and air conditioning equipment manufacturers and by property management companies and real estate investment trusts which offer facilities services for the properties they own or manage. Some of the smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than we can. Some of the larger competitors have greater financial resources, name recognition or other competitive advantages. Consequently, we will encounter significant competition in our efforts to achieve our growth objectives.

   Our business may suffer if we do not retain our management.

   We depend on our executive officers, senior management and key operations managers. Our business could be adversely affected if these persons do not continue in their roles and we are unable to attract and retain qualified replacements. We do not maintain key-man insurance on these individuals.

   Shortages of a skilled labor force, union disruptions or unfavorable union negotiations may adversely affect our profitability and our planned internal growth.

   Our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Many companies in our industry are currently experiencing shortages of qualified technicians. We cannot assure you that we will be able to maintain an adequately skilled labor force or that our labor expenses will not increase. A shortage of skilled labor would require us to curtail our planned internal growth or may require us to use less-skilled labor which could adversely affect our ability to perform work.

   Although fewer than 15% of our employees are members of unions, many sectors of the facilities services industry involve unionized employees. Expanded unionization of our workforce could increase our costs. Union activity at our company may be disruptive to our business and may increase our costs. To the extent any of our union contracts expire or we acquire businesses that are unionized, we may be required to renegotiate union contracts in an environment of increasing wage rates. We may not be able to renegotiate union contracts on terms favorable to us or without experiencing a work stoppage.

   Many of our contracts may be terminated on short notice.

   Many of our contracts have termination clauses permitting the customer to cancel the contract on 30 to 90 days' notice. While we maintain long-standing relationships with many of our customers, we may not be able to keep customers from exercising their rights to terminate their contracts prior to the contract expiration date.

   Fixed price contracts with our customers could expose us to losses if our estimates of project costs are too low.

   A substantial portion of our mechanical and electrical installation contracts are "fixed price" contracts. The terms of these contracts require us to guarantee the price of the services we provide and assume the risk that our costs to perform the services and provide the materials will be greater than anticipated. Our profitability in this market is therefore dependent on our ability to accurately predict the costs associated with our services. These costs may be affected by a variety of factors, some of which may be beyond our control. If we are unable to accurately predict the costs of fixed price contracts, certain projects could have lower margins than anticipated, which could have a material adverse effect on our business.

   Apollo and its affiliates are able to exert substantial influence over the election of our directors and matters submitted to our shareholders, as well as over our business operations, and may soon have the right to appoint a majority of our board of directors.

   As the holder of the convertible preferred stock, Apollo has the right to vote together with the holders of our common stock on all matters submitted to our shareholders for a vote. Apollo currently has the right to select three members of our board of directors.

   So long as Apollo beneficially owns at least 25% of the shares of our common stock underlying the convertible preferred stock originally acquired, Apollo will have the right to purchase for cash any shares of common stock or any security that converts into common stock that we offer in a private placement and the right to preclude us and our subsidiaries from entering into various types of transactions or make certain changes in our capital structure or management without the consent of Apollo. For example, we may not, without Apollo's consent, acquire a business or assets with an aggregate value in excess of 2.0% of our total assets, dispose of a business or assets with an aggregate value in excess of 2.5% of our total assets or create or acquire an interest in a subsidiary other than a wholly owned subsidiary, subject to certain exceptions. Apollo also has the right to approve the incurrence or refinancing of indebtedness that would result in us not meeting a 4 to 1 consolidated leverage ratio and to approve capital expenditures exceeding $10 million individually or 1.75% of budgeted annual revenues in the aggregate. Apollo has the right to appoint a majority of our board of directors if there is a material and intentional breach of the terms of the convertible preferred stock or the investor's rights agreement or subscription and exchange agreement to which we and Apollo are parties, there is a payment default under outstanding indebtedness, or there are certain bankruptcy events, until the noncompliance is cured. Some events of noncompliance may not be curable.

   We are currently in compliance with the terms of the various agreements with Apollo; however, we believe there is a substantial probability that we will violate the consolidated leverage ratio in the fourth quarter of 2001 or the first half of 2002. Absent a consent from Apollo, this violation will give Apollo the right to appoint a majority of our board of directors. A violation of the consolidated leverage ratio alone will not trigger a right of acceleration of our obligations under any of our debt or preferred stock instruments.

   We may not be able to finance future needs to adapt our business plans to changes because of restrictions placed on us by our lenders and noteholders.

   The operating and financial restrictions and covenants in our bank credit agreement, as most recently amended on November 9, 2001, which we refer to as the "credit facility" in this prospectus, and the indenture governing the notes limit our ability to finance future operations or capital needs, to respond to changes in our business or competitive activities, or to engage in other business activities. A breach of any of these restrictions or covenants could cause a default under our credit facility and the notes and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. A significant portion of our debt may then become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes.

   The notes and the guarantees rank behind all of our and the guarantors' existing and future senior debt.

   The notes will be subordinate to all of our existing and future senior debt. The guarantees will be subordinated to all of the guarantors' existing and future senior debt. We may incur additional senior debt under the terms of our credit facility. As of October 31, 2001, we would have had $146.1 million of committed availability under our amended credit facility, subject to the terms and conditions thereof. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes only after all payments have been made on our senior debt. Similarly, in the event of a bankruptcy, liquidation or dissolution of any guarantor, its assets would be available to pay obligations on the guarantee only after all payments had been made on its senior debt. In addition, no cash payments may be made with respect to the notes during the continuance of a payment default with respect to senior debt. Furthermore, under certain circumstances, no cash payments with respect to the notes may be made for a period of up to 179 days (during each period of 360 days) if a nonpayment default exists with respect to designated senior debt. We cannot assure you that sufficient assets will remain to make any payments to you or other holders of the notes. In addition, certain events of default under our credit facility would prohibit us from making any payments on the notes. Because of the operation of the subordination provisions of the notes and the guarantees, which require that holders of the notes turn over or direct payments otherwise due on the notes to holders of senior debt until such lenders are paid in full, upon any of our or the guarantors' bankruptcy, liquidation or dissolution, you may receive less ratably in respect of the notes than our or our subsidiaries' creditors, including unsecured trade creditors in respect to their claims.

   Your right to enforce remedies is limited by the rights of holders of secured debt.

   In addition to being subordinate to all of our senior debt, the notes will not be secured by any of our assets. Our obligations under our credit facility are secured by all of our inventory and accounts receivable and those of our subsidiary guarantors and a pledge of the capital stock of each guarantor. If we became insolvent or are liquidated, or if payment under our credit facility is accelerated, the lenders under our credit facility would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our bank lenders or other secured creditors will have a claim on our assets before the holders of these notes.

   We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.

   Upon certain change of control events, each holder of notes outstanding under the indenture may require us to repurchase all or a portion of our notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control event is prohibited by the terms of our credit facility. Future agreements may contain a similar provision. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our credit facility. We cannot assure you that we would be able to repay amounts outstanding under our credit facility. Any requirement to offer to purchase any outstanding notes as well as the existing 1999 notes may result in us having to refinance our outstanding debt or obtain necessary consents under our other debt agreements to repurchase the notes, which we may not be able to do. In such case, our failure to purchase notes following a change of control would constitute an event of default under the indenture which would, in turn, constitute a default under our credit facility. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the notes. In addition, even if we were able to refinance such debt, such financing may be on terms unfavorable to us.

   The Internal Revenue Service may assert that the notes have been issued with original issue discount.

   There was a delayed closing scheduled in connection with the offering of original notes in June 2001, and we made a special payment to each purchaser of the original notes in consideration for such delayed closing. We have taken the position that the notes were not issued with original issue discount, and each original purchaser of the notes delivered an agreement to treat the receipt of the payment as ordinary income for tax purposes. However, we cannot assure you that the Internal Revenue Service ("IRS") will not successfully assert a contrary position. If the IRS were to successfully assert that the payment of the delayed draw special payment represented a reduction in the issue price of the notes, the notes would be deemed to have been issued with original issue discount equal to the excess of (a) the stated principal amount of the notes over (b) the initial offering price (reduced by the amount of the delayed draw special payment). In such event, the holders of the notes would be required to include the amount of original issue discount in gross income over the term of the notes based on a constant yield method. This means that the holders would be required to include amounts in gross income without a contemporaneous receipt of cash. Moreover, the notes would not be fungible for federal income tax purposes with our existing 1999 notes even after the completion of the exchange offer. Since the exchange notes will have the same CUSIP number as the existing 1999 notes and will trade interchangeably, the IRS may assume that any exchange note (including an existing 1999 note) was received for an original note absent a showing to the contrary. Purchasers of such notes would be required to report original issue discount as indicated above. We have not obtained and do not intend to obtain any ruling from the IRS or any opinion of counsel on this matter. Investors are strongly urged to consult their own tax advisors regarding the determination of the issue price of the notes and the federal, state, local and foreign tax consequences of holding or disposing of a debt security issued with original issue discount.

   We rely on our subsidiaries for our operating funds and our subsidiaries have no obligation to supply us with any funds.

   We conduct our operations through subsidiaries and are dependent upon our subsidiaries for the funds we need to operate. We will be dependent on the transfer of funds from our subsidiaries to make the payments due under the notes. Each of our subsidiaries is a distinct legal entity and has no obligation, contingent or otherwise, to transfer funds to us. Our ability to pay the notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings.

   Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

   Creditors of any business are protected by fraudulent conveyance laws which differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by our subsidiaries. A guarantee may be voided by a court, or subordinated to the claims of other creditors, if

  . that guarantee was incurred by a subsidiary with actual intent to hinder, delay or defraud any present or future creditor of the subsidiary, or

  . that subsidiary did not receive fair consideration--or reasonably equivalent value--for issuing its guarantee, and the subsidiary

     - was insolvent,

     - was rendered insolvent by reason of issuing the guarantee,

    - was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured.

   If a guarantee of a subsidiary was voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would be solely our creditors and creditors of our other subsidiaries that have guaranteed the notes. The notes then would be effectively subordinated to all obligations of that subsidiary. To the extent that the claims of the holders of the notes against any subsidiary were subordinated in favor of other creditors of such subsidiary, such other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of holders of the notes.

   Based upon financial and other information, we believe that the notes and the guarantees are being incurred for proper purposes and in good faith and that we are and each subsidiary is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of our issuance of the notes.

   There is no public market for the notes and you cannot be sure an active trading market for the notes will develop.

   The original notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the original notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. There can be no assurance, even following registration or exchange of the original notes for exchange notes, that an active trading market for the original notes or the exchange notes will exist. At the time of the private placement of the original notes, the initial purchasers advised us that they intended to make a market in the original notes and, if issued, the exchange notes. However, the initial purchasers are not obligated to make a market in the original notes or the exchange notes, and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers. No assurance can be given as to the liquidity of or trading market for the original notes or the exchange notes.

   The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

   The market value of your original notes may be lower if you do not exchange your original notes or fail to properly tender your original notes for exchange.

   Consequences of Failure to Exchange. To the extent that original notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for original notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the original notes not tendered for exchange. The extent of the market and the availability of price quotations for original notes would depend upon a number of factors, including the number of holders of original notes remaining at such time and the interest in maintaining a market in such original notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of original notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the original notes that are not exchanged more volatile.

   Consequences of Failure to Properly Tender. Issuance of the exchange notes in exchange for the original notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Conditions to the Exchange Offer" and only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. Original notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to the original notes.

                               THE EXCHANGE OFFER

Registration Rights

   At the closing of the offering of the original notes, we entered into the registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the original notes, at our cost,

  . within 60 days after the date of the original issuance of the original notes, to file an exchange offer registration statement with the SEC with respect to the exchange offer for the exchange notes, and

  . to use our reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the original notes.

   Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the original notes. We agreed to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the original notes.

   For each original note surrendered to us pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the date of its original issue. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than original notes acquired directly from us or one of our affiliates) to exchange such original notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to maintain the effectiveness of the registration statement for these purposes for 90 days after the consummation of the exchange offer.

   The preceding agreement is needed because any broker-dealer who acquires original notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer made hereby and the resale of exchange notes received in the exchange offer by any broker-dealer who held original notes of the same series acquired for its own account as a result of market-making activities or other trading activities other than original notes acquired directly from us or one of our affiliates.

   Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes would in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of original notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related exchange notes (1) will not be able to rely on the interpretation of the staff of the SEC, (2) will not be able to tender its original notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

   Each holder of the original notes (other than certain specified holders) who wishes to exchange original notes for exchange notes in the exchange offer will be required to make certain representations, including that (1) it is not an affiliate of ours, (2) any exchange notes to be received by it were acquired in the ordinary course of its business and (3) at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

   In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 210 days of the date of issuance and sale of the original notes, or the exchange offer is not available to the initial purchaser based upon an opinion of counsel, we will, at our cost,

  . as promptly as practicable, file a shelf registration statement (which may be an amendment of the registration statement of which this prospectus is a part) covering resales of the original notes,

  . use all reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

  . use all reasonable efforts to keep effective the shelf registration statement until two years after its effective date, or, if Rule 144(k) under the Securities Act is amended to provide a shorter restricted period, such shorter period, or until all original notes have been sold.

   We will, in the event of the filing of a shelf registration statement, (1) provide to each holder of the original notes copies of the prospectus which is a part of the shelf registration statement, (2) notify each such holder when the shelf registration statement for the original notes has become effective, and (3) take certain other actions as are required to permit unrestricted resales of the original notes. A holder of original notes that sells such original notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification obligations. In addition, each holder of the original notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their original notes included in the shelf registration statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

   We will pay additional interest on the original notes upon the occurrence of any of the following events:

  . If the exchange offer registration statement or shelf registration statement is not filed within 60 days following the date of original issuance of the original notes, then commencing on the 61st day after the date of original issuance of the original notes, additional interest shall accrue on the original notes over and above the otherwise applicable interest rate at a rate of .25% per year;

  . if an exchange offer registration statement is filed and is not declared effective within 210 days following the date of original issuance of the original notes or a shelf registration statement is not declared effective within 120 days after the shelf filing date, then commencing on either the 211th day after the date of original issuance of the original notes or the 121st day after the shelf filing date, additional interest shall accrue on the original notes over and above the otherwise applicable interest rate at a rate of .25% per year; or

  . if the shelf registration statement has been declared effective but such shelf registration statement ceases to be effective at any time for a period of 60 days;

        (1) prior to the expiration of the second anniversary of the closing date, or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period, and

        (2) while any registrable securities are outstanding, then additional interest shall accrue on the original notes over and above the otherwise applicable interest rate at a rate of .25% per year commencing on the day such shelf registration statement ceases to be effective.

   The foregoing circumstances under which we may be required to pay additional interest are not cumulative. In no event will the additional interest rate on the original notes exceed 1.0% per year. Further, any additional interest will cease to accrue when all of the events described above have been cured or upon the expiration of the second anniversary of the date of original issuance of the original notes, or, if Rule 144(k) is amended to provide a shorter restrictive period, the shorter period. For purposes of clarifying the foregoing provisions, the registration rights agreement states that additional interest shall not accrue at any time that there are no registrable securities outstanding. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations.

   This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

   Except as set forth above, after consummation of the exchange offer, holders of original notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "--Consequences of Failure to Exchange," and "--Resale of the Exchange Notes; Plan of Distribution."

Consequences of Failure to Exchange

   The original notes which are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. Accordingly, such original notes may only be resold

     (1) to us, upon redemption thereof or otherwise,

     (2) so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of the qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

     (3) in an offshore transaction in accordance with Regulation S under the Securities Act,

     (4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

     (5) in reliance on another exemption from the registration requirements of the Securities Act, or

     (6) pursuant to an effective registration statement under the Securities
  Act.

   In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

   To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected. See "Risk Factors--Consequences to Non-Tendering Holders of Original Notes."

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

   The form and terms of the exchange notes are the same as the form and terms of the original notes, except that

  . the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

  . except as otherwise described above, holders of the exchange notes will not be entitled to the rights of holders of original notes under the registration rights agreement.

   The exchange notes will evidence the same debt as the original notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

   Solely for reasons of administration and for no other purpose, we have fixed the close of business on December 7, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

   Holders of the original notes do not have any appraisal or dissenters' rights under Delaware law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

   We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes.

   If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

   Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extension; Amendments

   The term "expiration date" with respect to the exchange offer, shall mean 5:00 p.m., New York City time, on January 8, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

   We reserve the right, in our sole discretion,

  .   to delay accepting any original notes,

  .   to extend the exchange offer,

  . if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer, or

  .   to amend the terms of the exchange offer in any manner.

   We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

   Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

   Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

Procedures for Tendering Original Notes

   Tenders of Original Notes. The tender by a holder of original notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes. The procedures by which original notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the original notes are held.

   DTC has authorized DTC participants that are beneficial owners of original notes through DTC to tender their original notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "--Book-Entry Delivery Procedures," or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under "--Book-Entry Delivery Procedures."

   Tender of Original Notes Held in Physical Form. To tender effectively original notes held in physical form pursuant to the exchange offer,

  . a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered original notes must be received by the exchange agent at such address (or delivery effected through the deposit of original notes into the exchange agent's account with DTC and making book-entry delivery as set forth below) on or prior to the expiration date of the exchange offer, or

  . the tendering holder must comply with the guaranteed delivery procedures set forth below.

   Letters of transmittal or original notes should be sent only to the exchange agent and should not be sent to us.

   Tender of Original Notes Held Through a Custodian. To tender effectively original notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the original notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's original notes to effect the tender.

   Tender of Original Notes Held Through DTC. To tender effectively original notes that are held through DTC, DTC participants should either

  . properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

  . transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's message to the exchange agent for its acceptance.

   Delivery of tendering original notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent's Message, as defined below, transmitted through ATOP, is at the election and risk of the person tendering original notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to such date.

   Except as provided below, unless the original notes being tendered are deposited with the exchange agent on or prior to the expiration date and accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message, we may, at our option, reject such tender. Exchange of exchange notes for original notes will be made only against deposit of the tendered original notes and delivery of all other required documents.

   Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of original notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

   The term "Agent's Message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the original notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

   Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the original notes tendered thereby are tendered (1) by a registered holder of original notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instruction 1 of the letters of transmittal. If the original notes are registered in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

   Guaranteed Delivery. If a holder desires to tender original notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the expiration date of the exchange offer, such original notes may nevertheless be tendered if all the following conditions are satisfied:

  .   the tender is made by or through an Eligible Institution;

  . a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date, as provided below; and

  . the certificates for the tendered original notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent's Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, delivery of exchange notes by the exchange agent for original notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such original notes (or Book-Entry Confirmation of the transfer of such original notes into the exchange agent's account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such original notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent's Message.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

   We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

   Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

   Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will either be

  .   returned by the exchange agent to the tendering holders, or

  . in the case of original notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

   By tendering, each registered holder will represent to us that, among other things,

  . the exchange notes to be acquired by the holder and any beneficial owner(s) of the original notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

  . the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,

  . the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under "--Resale of the Exchange Notes; Plan of Distribution," and (y) any broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,

  . neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

  . the holder and each beneficial owner understands, that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

   Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "--Resale of the Exchange Notes; Plan of Distribution."

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of original notes pursuant to the exchange offer may be withdrawn, unless therefore accepted for exchange as provided in the exchange offer, at any time prior to the expiration date of the exchange offer.

   To be effective, a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the expiration date of the exchange offer. Any such notice of withdrawal must

  . specify the name of the person having deposited the original notes to be withdrawn,

  . identify the original notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the original notes (unless such original notes were tendered by book-entry transfer), and aggregate principal amount of such original notes, and

  . be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing such original notes.

   If original notes have been delivered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn original notes and must otherwise comply with such book-entry transfer facility's procedures.

   If the original notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures.

   All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Original Notes" at any time prior to the expiration date of the exchange offer.

   Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

   The exchange offer shall not be subject to any conditions, other than that

     (1) the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

     (2) the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

     (3) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgement, might impair our ability to proceed with the exchange offer,

     (4) there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgement, would materially impair our ability to proceed with the exchange offer, or

     (5) there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgement, would materially impair our ability to proceed with the exchange offer.

   If we determine in our sole discretion that any of the conditions to the exchange offer are not satisfied, we may

     (1) refuse to accept any original notes and return all tendered original notes to the tendering holders,

     (2) extend the exchange offer and retain all original notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw such original notes (see "--Withdrawal of Original Tenders"), or

     (3) waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

   If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Exchange Agent

   The Bank of New York, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

                                    By Mail:
                              The Bank of New York
                           Reorganization Department
                          15 Broad Street--16th Floor
                               New York, NY 10005
                            Attn: Carolle Montreuil

                                 By Facsimile:
                                 (212) 235-2261

                                   Confirm by
                                   Telephone:
                                 (212) 235-2354

                                    By Hand:
                              The Bank of New York
                           Reorganization Department
                          15 Broad Street--16th Floor
                               New York, NY 10005
                            Attn: Carolle Montreuil

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the partnership, the general partner and its affiliates.

   No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

   We estimate that our out-of-pocket expenses for the exchange offer will be approximately $300,000. Such expenses include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

   We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

   The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Resale of the Exchange Notes; Plan of Distribution

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 7, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

  .   in the over-the-counter market,

  .   in negotiated transactions,

  . through the writing of options on the exchange notes or a combination of such methods of resale,

  .   at market prices prevailing at the time of resale,

  .   at prices related to such prevailing market prices, or

  .   at negotiated prices.

   Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

   Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes approved in writing by the holders of a majority in aggregate principal amount of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) required to use this prospectus in connection with their resale of exchange notes as described above against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus under "The Exchange Offer--Terms of the Exchange Offer." The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

   The following table sets forth our summary capitalization as of September 30, 2001, which reflects the issuance of the original notes and the application of the proceeds from the sale of the original notes. This table should be read in conjunction with our financial statements and notes thereto incorporated by reference into this prospectus.

                                                                    As of
                                                                September 30,
                                                                     2001
                                                                --------------
                                                                 (dollars in
                                                                  thousands)
Cash and cash equivalents...................................... $    3,407
                                                                ==========
Total debt:
  Revolving credit agreement--credit facility (1).............. $  158,000
  Term loans--credit facility..................................    294,750
  Institutional term loan--credit facility.....................     98,500
  Existing 1999 notes (2)......................................    200,000
  Original notes (2)...........................................    135,000
  Junior subordinated notes....................................      4,113
  Other borrowings.............................................        638
                                                                ----------
  Total debt...................................................    891,001

Mandatorily redeemable convertible preferred stock.............    284,331
Shareholders' equity...........................................    707,717
                                                                ----------
  Total capitalization......................................... $1,883,049
                                                                ==========

--------
(1) As of October 31, 2001, we would have had $146.1 million of committed availability under our amended credit facility, subject to the terms and conditions thereof. See "Description of the Credit Facility."
(2) Before deducting the unamortized portion of debt discounts.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   Except as discussed below, the following selected historical financial information has been derived from our audited consolidated financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Forms 10-K and 10-Q and our audited consolidated financial statements and notes thereto incorporated by reference into this prospectus. As discussed in notes 1 and 3 to our audited consolidated financial statements incorporated by reference into this prospectus, the financial results for periods prior to the merger on February 22, 2000 reflect the historical results of Building One. Since Building One was formed in late 1997, the financial data for 1997 and 1996 presented below reflect only the operating results of three businesses acquired by Building One in 1998 under the pooling-of-interests method of accounting. The balance sheet data as of December 31, 1996 have been derived from the unaudited financial statements of such acquired businesses.

   Interim results for the nine months ended September 30, 2001 and 2000, are unaudited and not necessarily indicative of results that can be expected in future periods. In the opinion of our management, the unaudited data for the nine months ended September 30, 2001 and 2000 includes all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such periods.

                                                                               Nine Months Ended
                                     Years Ended December 31,                    September 30,
                          -------------------------------------------------  ----------------------
                           1996     1997      1998      1999        2000        2000        2001
                          -------  -------  -------- ----------  ----------  ----------  ----------
                                                 (dollars in thousands)
Income Statement Data:
Revenues................  $63,202  $70,101  $809,601 $1,772,584  $3,982,266  $2,859,151  $2,972,988
Gross profit............    9,538   11,244   173,376    353,467     707,196     500,818     480,538
Selling, general and
 administrative
 expenses...............    8,787   11,771    99,807    203,962     441,757     311,604     338,733
Provision for doubtful
 accounts...............       16        5       732        766       6,988       4,159      14,336
Amortization of goodwill
 and other intangible
 assets.................       --       --     7,653     16,004      33,339      24,164      27,690
Merger and related
 charges (a)............       --       --        --         --       7,800       7,800          --
Costs to exit certain
 activities and related
 costs (b)..............       --       --        --         --      12,200      12,200          --
Restructuring and
 recapitalization
 charges (c)............       --       --        --      8,020          --          --          --
                          -------  -------  -------- ----------  ----------  ----------  ----------
Income (loss) from
 operations.............      735     (532)   65,184    124,715     205,112     140,891      99,779
Interest income
 (expense), net.........     (224)   1,848    18,319    (29,875)    (87,242)    (63,159)    (62,413)
Other income (expense),
 net....................      (83)     221        80        249        (530)       (618)       (664)
                          -------  -------  -------- ----------  ----------  ----------  ----------
Income from continuing
 operations before
 income tax provision...      428    1,537    83,583     95,089     117,340      77,114      36,702
Income tax provision....       13       94    36,120     42,027      57,652      38,285      26,085
                          -------  -------  -------- ----------  ----------  ----------  ----------
Income from continuing
 operations.............      415    1,443    47,463     53,062      59,688      38,829      10,617
Income (loss) from
 discontinued
 operations, net of
 tax....................       --       --        --         --       3,665       3,090     (10,943)
Loss on disposal of
 discontinued
 operations, net of
 tax....................       --       --        --         --          --          --     (23,055)
                          -------  -------  -------- ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary loss.....      415    1,443    47,463     53,062      63,353      41,919     (23,381)
Extraordinary loss, net
 of tax.................       --       --        --         --      (8,057)     (8,057)         --
                          -------  -------  -------- ----------  ----------  ----------  ----------
Net income (loss).......      415    1,443    47,463     53,062      55,296      33,862     (23,381)
Less convertible
 preferred stock
 dividends..............       --       --        --         --     (16,568)    (11,639)    (15,322)
                          -------  -------  -------- ----------  ----------  ----------  ----------
Net income (loss)
 available to common
 shareholders...........  $   415  $ 1,443  $ 47,463 $   53,062  $   38,728  $   22,223  $  (38,703)
                          =======  =======  ======== ==========  ==========  ==========  ==========

                                                        (continued on next page)

                                                                                 Nine Months Ended
                                     Years Ended December 31,                      September 30,
                         ----------------------------------------------------  ----------------------
                          1996     1997       1998        1999        2000        2000        2001
                         ------  --------  ----------  ----------  ----------  ----------  ----------
                                                 (dollars in thousands)
Other Financial Data:
EBITDA (d).............. $1,661  $    413  $   78,426  $  164,717  $  289,596  $  207,716  $  154,615
Depreciation and
 amortization...........    926       945      13,242      31,982      64,484      46,825      54,836
Ratio of earnings to
 fixed charges (e)......   2.08x     5.79x      24.30x       3.40x       2.15x       2.03x       1.49x

Balance Sheet Data:
Cash and cash
 equivalents............ $  303  $528,972  $  213,096  $   17,085  $   10,094  $    1,779  $    3,407
Working capital.........     67   528,235     307,390     220,431     491,335     501,704     408,138
Total assets............  9,629   539,159   1,043,922   1,313,754   2,697,882   2,712,681   2,490,804
Total debt, net of
 discount...............  3,436     3,232       5,454     600,178     967,411     988,709     883,660
Mandatorily redeemable
 convertible preferred
 stock..................     --        --          --          --     269,009     252,623     284,331
Shareholders' equity....  1,578   529,480     837,537     428,757     763,875     743,658     707,717

--------
(a) Represents expenses related to severance, office closing costs and other related costs associated with the merger. See note 3 to our audited consolidated financial statements incorporated by reference into this prospectus.
(b) Represents charges associated with the shutdown of demolition and site preparation operations, relocation of the headquarters of the Cleaning Systems Group and other costs resulting from the merger. See note 3 to our audited consolidated financial statements incorporated by reference into this prospectus.
(c) Represents restructuring and recapitalization charges associated with Building One's tender offer for its stock in May 1999 and relocation of Building One's corporate headquarters. See note 12 to our audited consolidated financial statements incorporated by reference into this prospectus.
(d) EBITDA is income from operations plus depreciation and amortization, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to either income from operations as an indicator of our operating performance or cash flows from operations as an indicator of our liquidity. Because other companies do not calculate EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies.
(e) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income tax provision and extraordinary items, plus fixed charges. Fixed charges consist of interest expense on debt and amortization of debt issuance costs and discounts, plus that portion of rental expense that is deemed to be representative of an interest factor.

                                    BUSINESS

INDUSTRY OVERVIEW

   We compete in the electrical, mechanical, industrial, cleaning systems, residential and technological segments of the facilities services industry. The facilities services industry is highly fragmented with a small number of multi-location regional or national providers and a large number of relatively small, independent businesses serving discrete, local markets with limited service offerings.

   The electrical, mechanical, industrial and residential services we provide are a vital part of new construction, repair and renovation projects. Virtually all domestic construction, repair and remodeling projects generate demand for these contracting services. According to the 2000-2001 U.S. Markets Overview published by FMI Corporation, total construction put in place, which includes improvements, in the United States was estimated to be approximately $800 billion in 2000 and grew at a compounded annual growth rate of 5.4% from 1990 to 2000. FMI projects growth to be 5.8% annually from 2000 through 2005. In addition to new construction, we believe that the following factors drive growth in demand for our services and mitigate the effect which economic cycles have on the new construction industry:

  . continuing technological advances and an aging installed base;

  . increasing sophistication, complexity and automation in electrical and mechanical systems;

  . increased outsourcing of maintenance services by property owners and managers; and

  . growing demands for systems driven by increasing power requirements, revised standards for energy efficiency, increased demand for back-up power, and demand for more energy efficient systems.

   According to Marketdata Enterprises, Inc., the commercial building cleaning and maintenance services industry generated approximately $73 billion in revenues in 1999 and is highly fragmented with the top six providers accounting for approximately 5% of the total. Marketdata expects this industry to grow at a compounded annual growth rate of 6.7% between 1999 and 2004 reaching $101 billion in 2004.

COMPETITIVE STRENGTHS

   We believe that the following competitive strengths will enable us to enhance our growth and profitability.

   Leading market position in a highly fragmented industry. We believe that we are one of the largest providers of facilities services in the United States. The majority of companies that we compete with are much smaller and only operate on a local or regional basis. We believe our size provides us enhanced infrastructure, brand recognition and increased purchasing power. Additionally, we believe the scale of our operations enables us to provide services to national customers and undertake large, complex projects which many of our competitors do not have the resources to complete on a comparable timeline.

   Diversified revenue mix with broad geographic scope. We operate over 250 locations serving customers in all 50 states and, in 2000, provided facilities services to over 12,000 customers covering over 40 different end-uses. No customer accounted for more than 3% of our fiscal 2000 revenues. We believe that our diversified customer base, broad geographic presence and comprehensive service offerings provide a high degree of stability to our revenues and cash flow and will enable us to grow quickly and better meet our customers' needs. Such diversification reduces our vulnerability to financial weakness of particular customers, industries or geographic regions. Our national network and comprehensive service offerings allow us to effectively service national and regional customers who are increasingly purchasing facilities services on a consolidated basis.

   Multiple services. We believe that there is a strong desire among our customers to consolidate and simplify their vendor relationships by contracting with one company to provide multiple services. Our comprehensive service offerings in selected markets allow us to offer bundled service packages to our customers who are increasingly purchasing facility services on a consolidated basis. Additionally, we believe that our size allows us to provide bundled service packages more effectively than our competitors who are less integrated across operating segments in many of our key markets and offer only limited service offerings. Customers such as Cisco Systems, DaimlerChrysler, Dow Chemical, Microsoft, The Boeing Company and Valero Energy Corp. currently use us to perform multiple services.

   Premier operating capabilities. We believe our operating capabilities are among the best in the industry. Our technical and engineering expertise, materials management practices and human resource utilization provide us significant competitive advantages. For example, our technical and engineering expertise allows us to participate in "design-build" projects where we work with the client to develop optimal specifications and configurations of systems and then perform the installation, which frequently leads to after-market service opportunities. Our national scope and size offers us the opportunity to prefabricate significant portions of an installation project at an alternative site and drop-ship materials in specific sequences, thereby optimizing materials management and minimizing the amount of time specialized employees spend on the job site.

   Experienced management team and strong financial sponsor. Our management team possesses diverse professional backgrounds, including experience in the facilities services industry, integration of large multi-location organizations and relevant public company experience. Our regional and local management has extensive experience in the facilities services industry and a valuable familiarity with the customers and markets they serve. Through a $256 million investment, Apollo Management, L.P., called Apollo, through its affiliates, beneficially owns approximately 25% of our common stock on a fully-converted basis. Apollo is a New York-based investment firm specializing in acquisitions that involve management participation including, among others, Allied Waste Industries, Inc., United Rentals, Inc. and Rent-A-Center, Inc.

GROWTH STRATEGY

   We believe that the following primary components of our growth strategy will position us as the premier single-source provider of total facilities solutions in the United States:

   Capitalize on growing end markets. We intend to continue to focus on end markets that are poised for strong growth including:

  . After-market services. Opportunities for higher-margin maintenance, repair and replacement are being driven by increased outsourcing, higher systems complexity and an aging installed base;

  . Energy and power. Opportunities for power plant, distributed generation and energy management systems and programs are being driven by utility deregulation, demand for reliable power and more energy efficient solutions; and

  . Network services. Opportunities for local and wide area network computer systems and data centers are being driven by growing demand for bandwidth and connectivity.

   Grow national and regional accounts. We intend to use our superior national network to increase our sales to regional and national multi-site customers. We believe that there is a strong desire among large multi-site customers to consolidate and simplify their vendor relationships by contracting with a single provider to service multiple locations and for one company to provide multiple services. We have created a separate unit to target national and regional account opportunities. National and large regional accounts accounted for approximately $400 million of our revenues in 2000.

   Drive growth through strong operating locations. Our goal is for each of our business units to be number one or two in the markets they serve. We intend to help our business units achieve this goal by doing the following:

  . incentivizing profitable growth by emphasizing profit margins and working capital management;

  . sharing best practices to improve operating efficiency;

  . leveraging central technology, sales and purchasing functions; and

  . targeting higher-margin after market services.

   Consider strategic acquisition opportunities. From 1997 to 1999, Building One and GroupMAC grew principally through acquisitions. Since 1999, other than the merger of Building One and GroupMAC, we completed only one acquisition while we focused internally on integrating systems, consolidating operating units, implementing a branding strategy and aligning incentives. Under appropriate circumstances, and subject to certain limitations under our credit facility, we will selectively pursue strategic acquisitions to complement our local service offerings and enhance our national network.

BUSINESS GROUPS

Electrical Technologies Group

   The Electrical Technologies Group designs, installs, maintains and upgrades the electrical systems of commercial and industrial facilities, such as manufacturing and processing facilities, data centers and server rooms, mission-critical facilities, power generation facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings, sports facilities and retail stores including process controls, lighting, power, lifesafety systems, industrial machine wiring, electrical switchgear and cable tray systems, and energy management systems. Services include the design, installation, upgrade, maintenance and repair of low energy systems known as "LES," including voice and data cabling, high speed data network infrastructure systems, fiber optics, video, security and sound. LES is the fastest growing segment of the electrical construction business. In addition, the Electrical Technologies Group provides predictive/preventative maintenance and emergency repairs of electrical systems and associated parts.

   The customers of the Electrical Technologies Group include general contractors, facility owners, facility managers, developers, utilities, energy service companies, property managers, engineers, consultants and architects.

   The Electrical Technologies Group is seeking to expand the services it provides to building owners, contractors and operators through a national sales marketing effort focusing on entities that are responsible for installing, operating or maintaining the electrical systems of buildings located throughout the United States. Some of the Electrical Technologies Group's customers include Agilent Technologies, AT&T, Chase Bank, Cingular, DaimlerChrysler, DHL, Sun Microsystems, The Beck Group, The Boeing Company, Turner Construction, Valero Energy Corp. and Williams Energy.

Mechanical Services Group

   The Mechanical Services Group designs, installs, maintains, repairs and replaces the heating, ventilating and air conditioning, commonly called "HVAC," plumbing, control and monitoring, and process piping systems in commercial and industrial facilities such as manufacturing and processing facilities, data centers and server rooms, mission-critical facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings, sports facilities, retail stores, restaurants, supermarkets, and convenience stores. The services provided include both maintenance, repair and replacement services, or "MRR" services, and new installation services for products such as compressor-bearing HVAC equipment, boilers, chillers, central plants, process piping and control systems. The MRR work includes preventive maintenance (periodic checkups, cleaning and filter change-outs), emergency repairs and the replacement (in conjunction with the retrofitting or remodeling of a commercial building, or as a result of an emergency request) of HVAC systems and associated parts, plumbing fixtures, pipes, water feed and sewer lines, water heaters, softeners, filters and controls.

   The customers of the Mechanical Services Group include general contractors, facility owners, facility managers, developers, utilities, energy service companies, property managers, engineers, consultants and architects.

   The Mechanical Services Group is seeking to expand the services it provides to building owners, contractors and operators through a national sales marketing effort focusing on entities that are responsible for installing, operating or maintaining the mechanical systems of buildings located throughout the United States. Some of the Mechanical Services Group's customers include AT&T, Cisco Systems, MCI WorldCom, Novellus Systems, Owens Corning, Pacific Bell, Qwest Communications International, Texas Instruments and Turner Construction.

Industrial Services Group

   The Industrial Services Group designs, builds, installs, maintains, repairs, replaces and monitors the electrical systems, controls and process piping systems in industrial facilities such as refineries, petrochemical plants, manufacturing and processing facilities, power generation facilities and chemical plants. The services provided include both MRR services and new installation services. The MRR work includes preventive maintenance, emergency repairs and the replacement of cable, wire, conduit and cable tray as well as pipe, valves, fittings, filters and controls. The Industrial Services Group also provides complete millwright services installations, circuit breaker maintenance, instrumentation calibration, commissioning, generator start-up and testing, and piping and structural steel fabrication and erection.

   The customers of the Industrial Group include general contractors, facility owners, facility managers, developers, utilities, energy service companies, property managers, engineers, consultants and architects.

   The Industrial Services Group is seeking to expand the services it provides to building owners and operators through a national sales marketing effort focusing on entities that are responsible for operating the mechanical and electrical systems of industrial facilities located throughout the United States. Some of the Industrial Services Group's customers include

Alstom (ABB), DaimlerChrysler, Hershey Foods, Phillip Morris, Milliken and Company and Valero Energy Corp.

Residential Services Group

   Through our Residential Services Group, we provide mechanical and other contracting services to homebuilders and homeowners from 38 locations. Although most of the Residential Services Group's locations perform MRR services, five of the business units emphasize new construction work and represented 69% of the Residential Services Group's revenues in fiscal 2000.

   The Residential Services Group installs HVAC and plumbing systems in homes, apartment and condominium complexes and small commercial buildings. It also provides maintenance services for these systems, such as inspections, cleaning, repair and replacement of HVAC systems and associated parts; repair and replacement of bathroom fixtures, water filters and water heaters; and cleaning, repair and replacement of pipes, sewer lines and residential sanitary systems. In connection with its MRR services, the Residential Services Group sells a wide range of HVAC, plumbing and other equipment, including complete HVAC systems and a variety of parts and components.

   The Residential Services Group markets its residential new installation contracting services to local, regional and national homebuilders, including U.S. Home Corporation, Ryland Homes, Perry Homes, Ryan Homes, Pulte Home Corporation, Centex Corporation, and Beazer Homes Corporation. The Residential Services Group targets its growth in the residential new installation market in those areas of the United States that have growth rates above the national average. Through strong existing relationships with major national homebuilders, the Residential Services Group is marketing its capabilities to provide consistent, reliable installation services on a regional basis.

   The Residential Services Group's customers for residential MRR services consist primarily of homeowners. The Residential Services Group advertises its maintenance and repair services in the yellow pages, on billboards, on television and radio, and through direct mail. It also relies upon customized service offerings to attract and retain customers.

Cleaning Systems Group

   The Cleaning Systems Group offers cleaning and maintenance management services nationwide. Encompass believes that the Cleaning Systems Group is the largest provider of cleaning and maintenance management services to the retail sector in the United States based on revenues. Among other services, the Cleaning Systems Group (1) cleans and maintains floors, carpets, windows, walls, structures, sidewalks and parking lots, (2) strips and refinishes floors, (3) manages chemical supplies and equipment and (4) sanitizes restrooms and other areas.

   If requested by a customer, the Cleaning Systems Group selects, manages and integrates services provided by its business units and third parties to customers and often monitors third party services to ensure the quality of the service performed. The Cleaning Systems Group also relieves its customers from the burden of finding and monitoring the contractor or in-house labor providing services.

   The customers of the Cleaning Systems Group include retail chain stores, supermarket chains, office buildings, industrial plants, banks, department stores, warehouses, educational and health facilities, restaurants, and airport terminals throughout the United States. The Cleaning Systems Group often provides services to a customer under a contractual arrangement on a regional or national basis. Some of the Cleaning Systems Group's customers include Kmart, MCI WorldCom, Safeway, Target, TJX Corporation, Wachovia Banks and Wal-Mart.

OPERATIONS

   In providing after-market services, we use specialized systems to log service orders, schedule service calls, identify and ready the necessary parts and equipment, track the work order, provide information for communication with the service technicians and customers, and prepare accurate invoices. Service histories and specific product information are generally accessible to the dispatcher in a database that may be searched by customer name or address. After-market service calls are initiated when a customer requests emergency repair service or we call the client to schedule periodic service agreement maintenance. Service technicians are scheduled for the call or routed to the customer's business or residence by the dispatcher via a scheduling board or daily work sheet (for non-emergency service) or through cellular telephone, pager or radio. Service personnel work out of our service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the business or residence, interviews the customer, diagnoses the problem, presents the solution, obtains agreement from the customer and performs the work. We offer service contracts whereby the customer pays an annual or semiannual fee for periodic diagnostic and preventive services. The customers under service contracts receive priority service and specific discounts from standard prices for repair and replacement services. A portion of our service work is done to satisfy manufacturers' equipment warranties. For such services, we are generally compensated by the manufacturer responsible for the defective equipment under warranty.

   Commercial construction projects begin with a design request from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in pre-agreed phases and progress billings are rendered to the owner for payment, less a retainage. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of materials to the job sites, scheduling of work crews with the necessary skills, and inspection and quality control) is coordinated in these same phases. We have established a policy to review and approve any new installation project by a business unit that exceeds 5% of the business unit's prior year annual revenues or that is scheduled to exceed one year in duration. We will generally perform new installation work using personnel who work for one of the Electrical Technologies or Mechanical Services Group's 199 locations. However, we may subcontract with other contractors to perform work in locations where we do not have a facility or in instances where our backlog requires additional resources.

   Through our Industrial Services Group, we perform in-plant services and capital construction projects to selected industrial customers. This work typically includes management, labor, material and equipment for supplemental maintenance, turnarounds and capital construction projects. The work is scheduled and executed in accordance with the site-specific requirements. Contract terms are either lump sum or rates negotiated annually. Payment is on work completed against milestones. We may self perform the work or subcontract with other contractors depending on the scope of services required as well as availability of an existing trained work force.

   Residential service technicians may carry a Customer Assurance Pricing manual which specifies the labor, equipment and parts required to fulfill certain tasks and the associated flat rate prices for those tasks. This manual is custom generated for each business unit from a database containing over 15,000 different repair operations and is regularly updated for price changes. This "flat rate pricing" strategy allows us to monitor margins and labor productivity at the point of sale, while increasing the level of customer satisfaction by demonstrating greater fairness and objectivity in pricing. Payment for maintenance, repair and replacement services not covered by a warranty or service contract is generally requested in cash, check or credit card at the service location.

   The Cleaning Systems Group assigns regional contract managers to each customer. The contract managers determine whether to perform the work internally or to utilize the Cleaning Systems Group's existing network of 425 cleaning companies to subcontract duties. Each of the Cleaning Systems Group's three major divisions (retail, commercial and industrial) use the subcontractor network whenever possible because of the proven benefits (reliability, quality, consistency and customer preference) of using the local workforce. The Cleaning Systems Group's Quality Measurement System measures the quality of cleaning and customer support efforts. In addition, the group runs a "24/7" call center, meaning 24 hours a day, seven days a week, to handle any emergency cleaning requests and has a national computer network to respond quickly and appropriately to customer requests.

SOURCES OF SUPPLY

   The raw materials and components we use include HVAC system components, ductwork, steel sheet metal, copper tubing and piping, electrical cabling, switchgear, panels and generators, fiber optic cable and related hardware (routers, hubs, switches). These raw materials and components are generally available from a variety of domestic or foreign suppliers at competitive prices. Delivery times are typically short for most raw materials and standard components, but during periods of peak demand, may extend to a month or more. Chillers for large applications typically have the longest delivery time and generally have lead times of up to three to four months. The major components of HVAC systems are condensing units, air handling units and chillers that are manufactured primarily by Trane Air Conditioning Company, Carrier Corporation, and York Heating and Air Conditioning Company. The major suppliers of control systems are Honeywell Inc., Johnson Controls, Inc. and Andover Control Corporation. The major suppliers of electrical components include Siemens, General Electric and Stewart/Stevenson. We are not materially dependent on any of these outside sources.

EMPLOYEES

   Through our various business units, we currently have over 31,000 full and part-time employees. In the course of performing installation work, we may utilize the services of subcontractors. As of September 30, 2001, approximately 3,900 employees (in 20 of our business units) were members of unions and work under collective bargaining agreements. The collective bargaining agreements have expiration dates between December 31, 2001 and June 2007. We believe that our relationships with our employees and the employees of our business units are generally satisfactory.

BACKLOG

   At September 30, 2001, December 31, 2000 and September 30, 2000, our backlog of work was approximately $1.7 billion, $1.7 billion and $1.9 billion, respectively. Of the September 30, 2001 backlog, approximately $886 million related to the operations of the Electrical Technologies Group, $665 million related to the operations of the Mechanical Services Group, $117 million related to the operations of the Industrial Services Group and $48 million to the operations of the Residential Services Group. The Cleaning Systems Group does not record work backlog. We expect that we will complete a substantial portion of the existing backlog at September 30, 2001 by September 30, 2002.

COMPETITION

   The facilities services industry is highly competitive. We believe that the principal competitive factors in the facilities services industry are (1) timeliness, reliability and quality of services provided, (2) range of services offered, (3) market share and visibility and (4) price. We believe our strategy of creating a leading national provider of comprehensive services directly addresses these factors. Our ability to employ, train and retain highly motivated field personnel and service technicians to provide quality services should be enhanced by our ability to utilize professionally managed recruiting and training programs. In addition, we expect to offer compensation, health and savings benefits that are more comprehensive than most offered in the industry. Competitive pricing is possible through purchasing economies and other cost saving opportunities that exist across each of the service lines offered and from productivity improvements.

   Most of our competitors are small, owner-operated companies that typically operate in a single market. Certain of these smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates. Moreover, many homeowners have traditionally relied on individual persons or small repair service firms with whom they have long-established relationships for a variety of home repairs. There are currently a limited number of public companies focused on providing services in some of the same service lines we provide.

   In addition, there are a number of national retail chains that sell a variety of plumbing fixtures and equipment and HVAC equipment for residential use and offer, either directly or through various subcontractors, installation, warranty and repair services. Other companies or trade groups engage in franchising their names and marketing programs in some service lines. In addition, HVAC equipment manufacturers, the unregulated business segments of regulated gas and electric utilities and deregulated utilities are entering into various commercial/industrial or residential service areas. Certain of our competitors and potential competitors have greater financial resources than we to finance acquisition and development opportunities, to pay higher prices for the same opportunities or to develop and support their own commercial/industrial or residential service operations if they decide to enter the field.

GOVERNMENTAL REGULATION

   Many aspects of our operations are subject to various federal, state and local laws and regulations, including, among others, (1) permitting and licensing requirements applicable to contractors in their respective trades,
(2) building, mechanical and electrical codes and zoning ordinances, (3) laws and regulations relating to consumer protection, including laws and regulations governing service contracts for residential services, and (4) laws and regulations relating to worker safety and protection of human health. In Florida, warranties provided for in our service agreements subject us and such agreements to some aspects of that state's insurance laws and regulations. Specifically, we are required to maintain funds on deposit with the Florida Office of Insurance Commissioner and Treasurer, the amount of which is not material to our business. We are in compliance with these deposit requirements.

   We believe we have all material required permits and licenses to conduct our operations and are in substantial compliance with applicable regulatory requirements relating to our operations. Our failure to comply with the applicable regulations could result in substantial fines or revocation of our operating permits.

   A large number of state and local regulations governing the residential services trades require various permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all of our service technicians who work in the geographic area covered by the permit or license.

ENVIRONMENTAL REGULATION

   Our operations are subject to numerous federal, state and local environmental laws and regulations, including those governing the remediation of contaminated soil and groundwater, vehicle emissions and the use and handling of refrigerants. These laws and regulations are administered by the United States Environmental Protection Agency, the Coast Guard, the Department of Transportation and various state and local governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and meeting these requirements can be expensive. The nature of our operations and our ownership or operation of property expose us to the risk of claims with respect to such matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Federal and state environmental laws include statutes intended to allocate the cost of remedying contamination among specifically identified parties. For example, the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as "CERCLA" or "Superfund," can impose strict, joint and several liability on past and present owners or operators of facilities at, from or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. If we were to be found to be a responsible party under CERCLA or a similar state statute, we could be held liable for all investigative and remedial costs associated with addressing such contamination, even though the releases were caused by a prior owner or operator or third party. In addition, claims alleging personal injury or property damage may be brought against us as a result of alleged exposure to hazardous substances resulting from our operations.

   Prior to entering into the agreements relating to the acquisition of businesses, we evaluated the properties owned or leased by those businesses and in some cases engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at certain of those properties. No material environmental problems were discovered in these reviews, and we are not otherwise aware of any actual or potential environmental liabilities that would be material to us. There can be no assurance that all such liabilities have been identified, that such liabilities will not occur in the future, that a party could not assert a material claim against us with respect to such liabilities, or that we would be required or able to answer for such claim.

   Our operations are subject to the Clean Air Act, Title VI of which governs air emissions and imposes specific requirements on the use and handling of substances known or suspected to cause or contribute significantly to harmful effects on the stratospherical ozone layer, such as chlorofluorocarbons and certain other refrigerants called "CFCs." Clean Air Act regulations require the certification of service technicians involved in the service or repair of systems, equipment and appliances containing these refrigerants and also regulate the containment and recycling of these refrigerants. These requirements have increased our training expenses and expenditures for containment and recycling equipment. The Clean Air Act is intended ultimately to eliminate the use of CFCs in the United States and require alternative refrigerants to be used in replacement HVAC systems. The implementation of the Clean Air Act restrictions has also increased the cost of CFCs in recent years and is expected to continue to increase such costs in the future. As a result, the number of conversions of existing HVAC systems that use CFCs to systems using alternative refrigerants is expected to increase.

   Our operations in certain geographic regions are subject to laws that will, over the next few years, require specified percentages of vehicles in large vehicle fleets to use "alternative" fuels, such as compressed natural gas or propane, and meet reduced emissions standards. We do not anticipate that the cost of fleet conversion that may be required under current laws will be material. Future costs of compliance with these laws will be dependent upon the number of vehicles purchased in the future for use in the covered geographic regions, as well as the number and size of future business acquisitions in these regions. We cannot determine to what extent its future operations and earnings may be affected by new regulations or changes in existing regulations relating to vehicle emissions.

   Capital expenditures related to environmental matters during the fiscal years ended December 31, 2000, 1999 or 1998 were not material. We do not currently anticipate any material adverse effect on our business or consolidated financial position as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment. Future events, however, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws and regulations may require us to make additional expenditures which may be material.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information concerning our directors and executive officers.

             Name              Age                   Position
             ----              ---                   --------
 J. Patrick Millinor, Jr.....   56 Chairman of the Board; Director
                                   President and Chief Executive Officer;
 Joseph M. Ivey..............   43 Director
                                   Executive Vice President and Chief Operating
 Henry P. Holland............   52 Officer
 James C. Cocca..............   46 Senior Vice President--Operations
 Daniel W. Kipp..............   41 Senior Vice President, Chief Information and
                                   Administrative Officer
 Patrick L. McMahon..........   53 Senior Vice President--Operations
                                   Senior Vice President, Chief Financial
 Darren B. Miller............   41 Officer
                                   Senior Vice President, General Counsel and
 Gray H. Muzzy...............   47 Secretary
 Ray Naizer..................   49 Senior Vice President--Operations
 James L. Phillips...........   40 Senior Vice President--Operations
 Robert Tyler................   51 Senior Vice President--Operations
 L. Scott Biar...............   38 Vice President, Chief Accounting Officer
 John Garofalo...............   56 Vice President--Residential Services Group
 Keith Kirk..................   41 Vice President--Purchasing
 Todd Matherne...............   47 Vice President, Treasurer
 Steven C. Ronilo............   51 Vice President--Human Resources
 Michael Sullivan............   54 Vice President--Cleaning Systems Group
 Andrew Africk...............   35 Director
 Vincent W. Eades............   42 Director
 Michael Gross...............   40 Director
 Scott Kleinman..............   28 Director
 Donald L. Luke..............   64 Director
 Lucian L. Morrison..........   64 Director
 William M. Mounger, II......   44 Director
 John M. Sullivan............   65 Director

   J. Patrick Millinor, Jr. became Chairman of the Board of Encompass in February 2000. In October, 2000, Mr. Millinor assumed the status of a non-executive Chairman. He previously served as Chief Executive Officer of Encompass from April 1997 to February 2000 and as President from October 1996 to August 1997. He has also been a director of Encompass since October 1996. From September 1994 to October 1996, Mr. Millinor worked directly for Gordon Cain, a major stockholder in Encompass, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. He currently serves as a director of Agennix Incorporated, Applied Veterinary Systems, Inc. and Haelan Health Corporation.

   Joseph M. Ivey became President and Chief Executive Officer and a director of Encompass in February 2000. Prior to the merger, he served as President and Chief Executive Officer of Building One from February 1999 to February 2000. He also served as a Director of Building One from October 1998 to February 2000. From September 1998 to February 1999, Mr. Ivey served as the President of the Building One mechanical group. Prior to joining Building One, Mr. Ivey served as the Chairman and Chief Executive Officer of Encompass Mechanical Services Southeast, Inc. (formerly known as Ivey Mechanical Company, Inc.), a mechanical services company and wholly-owned subsidiary of Encompass acquired by Building One in 1998. Mr. Ivey also serves as a Director of 1st M&F Corp., and as a Trustee of Freed-Hardeman University.

   Henry P. Holland became Executive Vice President and Chief Operating Officer of Encompass in October 2000. Previously, he served as President and Chief Operating Officer of Metamor Worldwide (now PSINet Consulting Solutions) from June 1999 to June 2000 when the company was sold to PSI Net. Prior to joining Metamor, Mr. Holland served as Executive Vice President of Landmark Graphics, the leading supplier of decision-making software and services for the oil and gas industry, from 1994 to 1999.

   James L. Cocca became Senior Vice President--Operations of Encompass in October 2001. Mr. Cocca was Chief Operating Officer of Encompass' Electrical Technologies Group from November 2000 to October 2001. He held the position of President of Schindler Elevator Corporation (formerly Westinghouse Elevator) from January 1996 to November 2000 with responsibility for North American Operations.

   Daniel W. Kipp became Senior Vice President, Chief Information and Administrative Officer of Encompass in January 2001. From February 2000 to January 2001, he served as Senior Vice President, Treasurer and Chief Information Officer of Encompass. From July 1998 to February 2000, he served as Senior Vice President and Chief Accounting Officer of Encompass and as Vice President and Corporate Controller from February 1997 to July 1998. From February 1994 until February 1997, Mr. Kipp was a sales executive with American Sterling, a provider of hazard insurance outsourcing services to the mortgage banking industry.

   Patrick L. McMahon became Senior Vice President--Operations of Encompass in October 2001. Mr. McMahon was Chief Operating Officer--Mechanical Services Group of Encompass from August 2001 to October 2001. He served as President-- Industrial Services Group of Encompass from February 2000 to August 2001. From July 1999 to February 2000, he was Executive Vice President and Chief Operating Officer of the Industrial Business Unit of Building One's Mechanical and Electrical Group. From October 1998 to July 1999, Mr. McMahon was a management consultant with respect to outsourcing maintenance operations and served as President and Chief Operating Officer of Professional Services Group, a subsidiary of Air & Water Technologies, between May 1995 and October 1998.

   Darren B. Miller became Senior Vice President of Encompass in February 2000. From July 1998 to February 2000, he served as Executive Vice President of Encompass and from October 1996 until July 1998 as Senior Vice President. He has also served as Chief Financial Officer of Encompass since October 1996. From 1989 to 1996, Mr. Miller served in several capacities at Allwaste, Inc., an industrial service company, including Vice President, Treasurer and Controller from 1995 to 1996.

   Gray H. Muzzy became Senior Vice President, General Counsel and Secretary of Encompass in April 2000. From January 1989 to April 2000, Mr. Muzzy was a partner with the Houston-based law firm of Bracewell & Patterson, L.L.P. Mr. Muzzy provided legal representation to a variety of industries, including real estate, oil and gas, software, chemical, banking and insurance.

   Ray Naizer became Senior Vice President--Operations of Encompass in October 2001. He was President--Electrical Technologies Group of Encompass from April 2001 to October 2001. Previously, Mr. Naizer served as President of Encompass Electrical Technologies of Texas, Inc. (formerly Walker Engineering, Inc.), a wholly-owned subsidiary of Encompass acquired by Building One in 1998, from December 2000 to March 2001. He previously served as Executive Vice President of Operations of Encompass Electrical Technologies of Texas, Inc. for more than five years.

   James L. Phillips became Senior Vice President--Operations of Encompass in October 2001. Previously, Mr. Phillips served as Vice President of Operations of NetVersant Solutions from May

2000 to October 2001. From November 1998 to May 2000, he was Co-Founder and Executive Vice President of East Coast Concepts, a system integration alliance partner to GE Capital Corporation.

   Robert Tyler became Senior Vice President--Operations of Encompass in October 2001. He was President--Mechanical Services Group of Encompass from April 2000 to October 2001. From February 2000 to April 2000, he served as President--Residential Services Group of Encompass. Previously he served as Senior Vice President--Residential Services Group of Encompass from June 1998 to February 2000. From February 1994 until June 1998, he was Vice President, Sales, for Amana Heating and Air Conditioning, a manufacturer of HVAC equipment.

   L. Scott Biar became Vice President and Chief Accounting Officer of Encompass in August 2000. From June 1998 to June 2000, Mr. Biar was Vice President and Corporate Controller of Corporate Brand Foods America. He was Corporate Controller of Weatherford International, Inc., from October 1995 to June 1998.

   John Garofalo became Vice President--Residential Services Group of Encompass in April 2000. From January 2000 to April 2000, Mr. Garofalo served as Director of Operations--Residential Services Group of Encompass and from November 1998 to January 2000 as Director of Marketing--Residential Services Group of Encompass. From January 1998 to November 1998, Mr. Garofalo was Vice President of Consumer Sales and Service for Airtron, Inc., a wholly-owned subsidiary of Encompass acquired in 1997.

   Keith Kirk became Vice President--Purchasing of Encompass in February 2000. From October 1998 to February 2000 he served as Vice President--Supplier Relations of Encompass and as Director--Supplier Relations of Encompass from October 1997 to October 1998. Prior to joining Encompass, Mr. Kirk was Director, Supply Management, with Bristol Compressors, an equipment manufacturer, from 1995 to October 1997.

   Todd Matherne became Vice President and Treasurer of Encompass in January 2001. During 2000, he was co-founder and advisor to US Farm and Ranch Supply Company, Inc. From April 1995 to December 1999, Mr. Matherne served in senior financial and operations roles with Service Corporation International, most recently as Senior Vice President, Treasurer and Interim Chief Financial Officer.

   Steven C. Ronilo became Vice President--Human Resources of Encompass in February 2000. He previously served as Senior Vice President--Human Resources of Encompass from April 1999 until February 2000. From October 1997 until April 1999, Mr. Ronilo was employed by Amerra Health Services, Inc., a national health care provider with 384 facilities in 22 states, as Vice President of Human Resources. From March 1990 until October 1997, he served as Senior Vice President of Human Resources and Education for Regency Health Services, Inc., a California-based company with 168 facilities in six states.

   Michael Sullivan became Vice President--Cleaning Systems Group of Encompass in February 2000. From November 1998 to February 2000 he was chairman of the Building One Service Solutions Group. From 1980 to November 1998, Mr. Sullivan served as President and Chief Executive Officer of Sullivan Service Company, a wholly-owned subsidiary of the Company acquired by Building One in 1998.

  Andrew Africk became a director of Encompass on February 22, 2000. He was previously a director of Building One from April 1999 until February 2000. Mr. Africk has been a principal of Apollo Advisors, L.P. for more than five years and of Lion Advisors, L.P., a financial advisor to, and representative of, institutional investors with respect to securities investments. Mr. Africk is also a director of Rare Medium Group, Inc. and several private venture companies. Mr. Africk is a director designee of the holders of Encompass' Preferred Stock pursuant to an Investor's Rights Agreement between Encompass and the holders of Encompass' Preferred Stock.

  Vincent W. Eades became a director of Encompass on February 22, 2000. He was previously a director of Building One from November 1997 until February 2000. Since February 1998, Mr. Eades has served as the chairman and chief executive officer of Powerride Motorsports, Inc., a company seeking to consolidate the motorcycle and leisure sports dealership industry. Between April 1995 and February 1998, he served as the senior vice president of sales and marketing for Starbucks Coffee Co., Inc.

  Michael Gross became a director of Encompass on February 22, 2000. He was previously a director of Building One from April 1999 until February 2000. Mr. Gross is one of the founding principals of Apollo Advisors, L.P., which together with its affiliates acts as managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Gross is also a director of Allied Waste Industries, Inc., Breuners Home Furnishings Corporation, Clark Retail Enterprises, Inc., Converse, Inc., Florsheim Group, Inc., Pacer International, Inc., Rare Medium Group, Inc., Saks Fifth Avenue, Sylvan Learning Systems, Inc. and United Rentals, Inc. Mr. Gross is a director designee of the holders of Encompass' Preferred Stock pursuant to an Investor's Rights Agreement between Encompass and the holders of Encompass' Preferred Stock.

  Scott Kleinman became a director of Encompass on May 25, 2000. He is currently a principal of Apollo Advisors, L.P. and has been employed by Apollo Advisors since February 1996. Previously, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division from July 1994 through January 1996. Mr. Kleinman is also a director of Resolution Performance Products, Inc. Mr. Kleinman is a director designee of the holders of Encompass' Preferred Stock pursuant to an Investor's Rights Agreement between Encompass and the holders of Encompass' Preferred Stock.

  Donald L. Luke became a director of Encompass on August 1, 1997. He is currently the Chief Executive Officer of American Fire Protection Group, Inc., a holding company formed by Ridge Capital Partners, a private equity firm. Mr. Luke previously served as our Executive Vice President and Chief Operating Officer from February 2000 to August 2000. Prior to the merger of Building One into GroupMAC in February 2000, he served as President and Chief Operating Officer of GroupMAC from August 1997. From September 1996 to July 1997, he was a partner in McFG Capital Ventures, a consolidator in the fastener industry. From 1995 to September 1996, he served as President, Chief Executive Officer and Director of Batteries Batteries, Inc. Mr. Luke is also a member of The Ridge Capital Fund Operations Board and a director of Micro Power International, a private company affiliated with The Ridge Group.

  Lucian L. Morrison became a director of Encompass on November 13, 1997. He has been engaged as a trustee and consultant with respect to trust, estate, probate and qualified plan matters since 1992. From 1990 through 1992, he served as Chief Fiduciary Officer of Northern Trust Bank of Texas and from 1979 until 1990 he served as Chief Executive Officer of Heritage Trust Company.

  William M. Mounger, II became a director of Encompass on September 1, 2000. Mr. Mounger was co-founder, chief executive officer and chairman of the board of directors of Mercury Communications Company from 1990 to 1998. He was a co-founder and served as chief executive officer and chairman of the board of directors of Tritel, Inc. from April 1998 to November 2000. In November 2000, he became chairman of the board of directors of TeleCorp

PCS, Inc., which provides personal communications services in 14 states and Puerto Rico. Mr. Mounger also serves on the board of the Personal
Communications Industry Association and the Mississippi Advisory Board of AmSouth Bank.

  John M. Sullivan became a director of Encompass on April 16, 1997. He has been President of Beta Consulting, Inc., which provides management services for family enterprises, since 1994. From 1992 through 1994, he was an International Tax Director for General Motors Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently serves as a director of Atlantic Coast Airlines Holdings, Inc.

                             PRINCIPAL SHAREHOLDERS

Stock Ownership of Management and Directors

   The following table sets forth, at March 1, 2001, the number of shares of our common stock beneficially owned by (1) each of our directors and our then named executive officers and (2) all then executive officers and directors as a group.

                               Beneficial
                               Ownership
                               (excluding
                                options)         Stock                Percent
   Name of Beneficial Owner       (1)         Options (5)     Total   of Class
   ------------------------    ----------     -----------   --------- --------
Andrew Africk.................        --         27,500 (6)    27,500     *
Vincent W. Eades..............        --         36,284        36,284     *
Michael Gross.................        --         27,500 (6)    27,500     *
Joseph M. Ivey................   925,638 (2)    226,563     1,152,201   1.8
Chester J. Jachimiec..........    94,625 (3)    100,680       195,305     *
Scott Kleinman................        --          5,000 (6)     5,000     *
Donald L. Luke................       978         60,125        61,103     *
J. Patrick Millinor, Jr.......   162,790 (4)    124,974       287,764     *
Lucian L. Morrison............     6,017          6,750        12,767     *
William M. Mounger, II........        --          5,000         5,000     *
Thomas Rosato.................   176,377         19,559       195,936     *
John M. Sullivan..............    18,937          5,500        24,437     *
Robert Tyler..................       883         32,000        32,883     *
All executive officers and
 directors as a group......... 1,794,113        760,873     2,554,986   3.9

--------
 *   Less than one percent.

(1) Except as otherwise noted, each shareholder, director and executive officer has sole voting and investment power over the shares beneficially owned as set forth in this column.

(2) Includes 300,438 shares held by Ivey National Corporation (the principal stockholder of which is Mr. Ivey's father), of which Mr. Ivey disclaims beneficial ownership beyond his pecuniary interest.

(3) Includes 22,654 shares held by Mr. Jachimiec as trustee of two trusts for the benefit of his children, of which Mr. Jachimiec disclaims any beneficial ownership.

(4) Includes 142 shares held by Mr. Millinor's children, of which Mr. Millinor disclaims any beneficial ownership.

(5) The directors and executive officers had the right to acquire the shares of common stock reflected in this column within 60 days of March 1, 2001, through the exercise of stock options or warrants.

(6) Beneficial ownership is disclaimed as to the shares of common stock beneficially owned by BOSS II, LLC. The director is a principal of Apollo Advisors, L.P., an affiliate of BOSS II, LLC. See "Ownership of Voting Securities in Excess of Five Percent by a Beneficial Owner."

Ownership of Voting Securities in Excess of Five Percent by a Beneficial Owner

   As of April 9, 2001, the entities we knew to be beneficial owners of more than five percent of any class of our equity securities were:

                                       Total Number          Total Number
                                       of Shares of          of Shares of
                                      Preferred Stock        Common Stock
   Name and Address                    Beneficially   % of   Beneficially % of
   of Beneficial Owner                     Owned      Class     Owned     Class
   -------------------                --------------- -----  ------------ -----
   Apollo Investment Fund IV, L.P.
    (1).............................      242,946     94.8%   20,013,972  23.3%
   c/o Apollo Advisors IV, L.P.
   Two Manhattanville Road
   Purchase, N.Y. 10577
   Apollo Overseas Partners IV, L.P.
    (1).............................       13,245      5.2%    1,090,529   1.3%
   c/o Apollo Advisors IV, L.P.
   Two Manhattanville Road
   Purchase, N.Y. 10577
   West Highland Capital, Inc. (2)..                           5,285,900   8.2%
   300 Drake's Landing Road
   Suite 290
   Greenbrae, CA 94904
   Dimensional Fund Advisors (3)....                           3,426,525   5.3%
   1299 Ocean Avenue
   11th Floor
   Santa Monica, CA 90401

--------
(1) The number of shares of common stock beneficially owned by certain affiliates of Apollo Management IV, L.P. as of March 31, 2001 consists of 19,817,001 shares of common stock that are issuable upon conversion of the preferred stock and 1,287,500 shares of common stock that may be purchased pursuant to warrants issued by Building One and assumed by Encompass in accordance with the merger agreement between GroupMAC and Building One, having an exercise price of $16.00 per share. The preferred stock and warrants were previously held by BOSS II, LLC, which subsequently dissolved and distributed the preferred stock and the warrants to its members, resulting in direct beneficial ownership by Apollo Investment Fund IV, L.P. ("AIF") of 242,946 shares of preferred stock and warrants to purchase 1,221,966 shares of common stock and by Apollo Overseas Partners IV, L.P. ("AOP") of 13,245 shares of preferred stock and warrants to purchase 65,534 shares of common stock. The shares of preferred stock will be convertible by AIF and AOP at $14.00 per share into 18,792,006 and 1,024,995 shares of common stock, respectively, based upon the face amount of the preferred stock of $256,191,000 plus accrued dividends of $21,247,017 as of March 31, 2001. The general partner of these entities, Apollo Advisors IV, L.P. is affiliated with Apollo Management IV, L.P.

(2) Based on a Schedule 13G/A filed on January 30, 2001, West Highland Capital, Inc. reports shared voting and dispositive power with respect to all such shares as a result of acting as investment advisor to certain investment advisory clients. The Schedule 13G/A states that the clients of West Highland Capital have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all such shares. No single client account of West Highland Capital owns more than 5% of the shares other than West Highland Partners, L.P., which owns 4,043,741 shares, or 6.2% of the 8.2%. Percentage ownership is calculated based on the number of shares of common stock outstanding as of April 9, 2001, rather than January 30, 2001.

(3) Based on a Schedule 13G filed on February 2, 2001, Dimensional Fund Advisors Inc. ("Dimensional") reports sole voting and dispositive power with respect to all such shares as a result of acting as investment advisor to various investment companies. The Schedule 13G states that no one investment advisory client of Dimensional owns more than 5% of the shares and disclaims beneficial ownership by Dimensional of all such securities. Percentage ownership shown is calculated based on the number of shares of common stock outstanding as of April 9, 2001, rather than February 2, 2001.

                       DESCRIPTION OF THE CREDIT FACILITY

General

   Our credit facility, most recently amended as of November 9, 2001, provides us with a $300 million revolving credit facility (increasing to $350 million once various debt leverage ratios are achieved) and $400 million of term loans. The following description summarizes the material provisions of our credit facility. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of our credit facility, previously filed as an exhibit to our SEC filings.

Amortization; Prepayments

   Loans under our credit facility may be prepaid at any time without premium or penalty, except that prepayments of borrowings on any day other than the last day of an interest period must be accompanied by a payment of various costs, expenses or losses, if any, incurred as a result of such prepayment. The maturity dates for the term loans under our credit facility are February 22, 2006 and May 10, 2007 and the maturity date for loans under the revolving credit facility is February 22, 2005. The term loans amortize 1% per year. In addition, the credit facility requires debt prepayment with the net proceeds of further issuances of debt or equity, or from asset dispositions not in the ordinary course, in excess of $5 million in any fiscal year (increasing to $15 million once certain debt leverage ratios are achieved).

Security; Guarantees

   Borrowings under our credit facility are guaranteed by our domestic subsidiaries. Our obligations under our credit facility and the obligations under the guarantees are secured by a priority lien on the accounts receivable and inventory of our domestic subsidiaries, and by a pledge of the stock of our domestic subsidiaries and 66% of the stock of any first-tier foreign subsidiaries.

Interest Rates

   Loans under our credit facility bear interest at a rate per annum, at our option, of either (1) the Alternate Base Rate (which is equal to the greater of (a) the Federal Funds Effective Rate (as defined in our credit facility) plus 0.5% or (b) the Prime Rate (as defined in our credit facility)), plus a margin depending on the ratio of our total debt to EBITDA (as defined in our credit facility), or (2) the Eurodollar Rate (as defined in our credit facility) plus a margin depending on the ratio of our total debt to EBITDA.

Fees, Expenses and Costs

   The terms of our credit facility require us to pay the following fees in connection with the maintenance of loans under our credit facility: (1) commitment fees to be paid to the lenders quarterly in arrears with respect to the unused commitments under our credit facility until such time as such facility is terminated; and (2) an annual fee in respect of each letter of credit issued in accordance with our credit facility equal to (y) the greater of (i) the then effective Eurodollar Margin for Revolving Loans (each as defined in our credit facility) multiplied by the face value of such letter of credit or (ii) $500, plus (z) 0.125% per annum multiplied by the face amount of such letter of credit. In addition, we paid various underwriting and arrangement fees and closing costs in connection with the origination and syndication of our credit facility.

   We are required to reimburse bank agents for all reasonable out-of-pocket costs and expenses incurred in the preparation, documentation and administration of our credit facility and to reimburse the lenders for all reasonable costs and expenses incurred in connection with the enforcement of their rights in connection with a default or the enforcement of our credit facility. We must indemnify the agent and the lenders and their respective officers, directors, employees, and agents against certain costs, expenses (including fees and reimbursements of counsel) and liabilities arising out of or relating to the credit facility and the transactions contemplated thereby. The lenders also are entitled to be reimbursed for certain reserve requirements and increases to these reserve requirements, changes in the law and circumstances, and certain taxes.

Covenants

   The credit facility contains substantial restrictive covenants limiting our ability and the ability of our subsidiaries to: (1) incur Indebtedness (as defined in the credit facility); (2) pay certain debt after default; (3) create or allow to exist certain liens or other encumbrances; (4) enter into mergers, consolidations and asset dispositions of all or substantially all of our properties and assets; (5) make investments; (6) enter into transactions with related parties other than on an arm's-length basis on terms no less favorable to us than those available from third parties; (7) amend certain agreements;
(8) make any material change in the nature of the business we conduct; (9) pay dividends or redeem shares of capital stock; (10) make capital contributions or capital expenditures; and (11) make acquisitions.

   In addition, the credit facility contains covenants that, among other things and with certain exceptions, require us and our subsidiaries to: (1) maintain existence, qualification and good standing; (2) comply in all material respects with all material applicable laws; (3) maintain material properties, rights and franchises; (4) deliver certain financial and other information; (5) maintain specified insurance; (6) pay taxes; and (7) notify the lenders of any default under the Loan Documents or Indenture (as defined in the credit facility) and of certain other material events.

   Under the credit facility, we are required to satisfy certain financial covenants and tests, including: (1) a minimum fixed charge coverage ratio; (2) a maximum ratio of senior debt to pro forma EBITDA (as defined in the credit facility); (3) a maximum ratio of Funded Debt (as defined in the credit facility) to pro forma EBITDA; (4) a minimum amount of Consolidated Net Worth (as defined in the credit facility); and (5) a maximum amount of capital expenditures in each fiscal year.

Events of Default

   Events of Default under the credit facility include, subject to certain applicable notice and grace periods, the following: (1) a default in the payment when due of any principal, interest, fees or other amount under the credit facility; (2) a default by us under any debt instrument in excess of $10,000,000, or the occurrence of any event or condition that enables the holder of such debt to accelerate the maturity thereof; (3) any material breach of any representation, warranty or statement in, or failure to perform any duty or covenant under the credit facility or any of the Loan Documents; (4) commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings by or against us or any Significant Subsidiary (as defined in the credit facility); (5) any judgement or order in excess of $10,000,000, net of confirmed insurance, remaining undischarged or unstayed for longer than certain periods; and (6) a Change of Control (as defined in the credit facility).

                            DESCRIPTION OF THE NOTES

   We will issue the notes described in this prospectus under an indenture, dated as of April 30, 1999, as amended, among ourselves, the Guarantors and The Bank of New York (formerly IBJ Whitehall Bank & Trust Company), as trustee. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it, and not this summary, defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture and all amendments to the indenture are filed as exhibits to the registration statement of which this prospectus is a part. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions." For purposes of this section, references to "we," "us" and "our company" include only Encompass Services Corporation and not our subsidiaries.

   The notes are our unsecured obligations, ranking subordinate in right of payment to all of our Senior Debt.

   We will issue the notes in fully registered form in denominations of $1,000 and integral multiples thereof. The trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar. We may change any paying agent and registrar without notice to holders of the notes. We will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At our option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of Holders. Any notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the indenture.

Principal, Maturity and Interest

   The notes are limited in aggregate principal amount to $400 million, of which $135 million in aggregate principal amount were issued in a private offering on June 28, 2001. The notes will mature on May 1, 2009. Notes in the aggregate principal amount of $200 million, which we refer to as the "existing 1999 notes", were previously issued under the indenture on April 30, 1999. Additional notes of up to $65 million in aggregate principal amount may be issued from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." The original notes, the exchange notes, the existing 1999 notes and any additional notes issued later will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, as described below. However, the original notes will not trade interchangeably with the existing 1999 notes in the secondary market until they are exchanged for exchange notes. For the purposes of this "Description of the Notes," unless the context otherwise requires, references to the notes include the original notes, the exchange notes to be issued in exchange for original notes, the existing 1999 notes and any additional notes issued later.

   Interest on the original notes and the exchange notes will accrue at the rate of 10 1/2% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing on November 1, 2001, to the persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the original notes and the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 28, 2001.

   The notes will not be entitled to the benefit of any mandatory sinking fund.

   The initial offering price of the original notes was 98.26%. If a bankruptcy case is commenced by or against us under applicable bankruptcy law, the claim of a Holder of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of: (1) the initial offering price; and
(2) that portion of the original issue discount that had been amortized as of any such bankruptcy filing.

Redemption

   Optional Redemption. Except as described below, the notes are not redeemable before May 1, 2004. Thereafter, we may redeem the notes at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below:

   Year                                                               Percentage
   ----                                                               ----------
   2004..............................................................  105.438%
   2005..............................................................  104.350%
   2006..............................................................  103.263%
   2007..............................................................  102.175%
   2008..............................................................  101.088%
   2009..............................................................  100.000%

   In addition, we must pay accrued and unpaid interest on the notes redeemed.

   Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to May 1, 2002, we may, at our option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the indenture at a redemption price of 110.875% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after any such redemption; and

  (2) we make such redemption not more than 90 days after the consummation of any such Equity Offering.

   "Equity Offering" means a public or private offering of our Qualified Capital Stock (other than public offerings with respect to our Common Stock on Form S-8) for which we receive aggregate net cash proceeds of at least $20 million.

Selection and Notice of Redemption

   If we choose to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

  . in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

  . on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

   No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the net cash proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to

DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Subordination

   The payment of all Obligations on or relating to the notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on our Senior Debt (including the Obligations with respect to the Credit Agreement). Notwithstanding the foregoing, payments and distributions made relating to the notes pursuant to the trust described under "--Legal Defeasance and Covenant Defeasance" shall not be so subordinated in right of payment.

   The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the holders of notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes in the event of any distribution to our creditors:

  .   in our liquidation or dissolution;

  . in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

  .   in an assignment for the benefit of creditors; or

  .   in any marshalling of our assets and liabilities.

   We also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the notes or acquire any notes for cash or property or otherwise if:

  .   a payment default on any Senior Debt occurs and is continuing; or

  . any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

   Payments on and distributions with respect to any Obligations on, or with respect to, the notes may and shall be resumed:

  . in the case of a payment default, upon the date on which such default is cured or waived; and

  . in case of a nonpayment default, the earlier of (x) the date on which all nonpayment defaults are cured or waived (so long as no other event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

   We must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above in the event of our bankruptcy, liquidation or reorganization, holders of the notes may recover less ratably than our creditors who are holders of Senior Debt.

   After giving effect to the issuance of the original notes and the use of the net proceeds therefrom, at September 30, 2001, the aggregate amount of Senior Debt outstanding was approximately $551.9 million.

Guarantees

   The Guarantors will jointly and severally guarantee our obligations under the indenture and the notes on a senior subordinated basis. Each Guarantee will be subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of Guarantor Senior Debt on the same basis as the notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

   Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is our Wholly Owned Restricted Subsidiary without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See "--Certain Covenants -- Merger, Consolidation and Sale of Assets." If we sell all of the Capital Stock of a Guarantor and the sale complies with the provisions set forth in "--Certain Covenants -- Limitation on Asset Sales," the Guarantor's Guarantee will be released.

Change of Control

   Upon the occurrence of a Change of Control, each holder will have the right to require us to purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

   Within 35 days following the date upon which the Change of Control occurred, we must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

   Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, we have agreed to:

  . repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer; or

  . obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the notes as provided below.

   We shall first comply with the covenant in the immediately preceding sentence before we shall be required to repurchase notes pursuant to the provisions described below. Our failure to comply with the covenant described in the immediately preceding paragraph may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (2) under "--Events of Default."

   If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. If we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

   Neither our Board of Directors nor the trustee may waive the covenant relating to a holder's right to redemption upon a Change of Control. Restrictions in the indenture on our ability and that of our Restricted Subsidiaries to incur additional Indebtedness, to grant liens on our respective property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of our company, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of our company or any of our Subsidiaries by our management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the "Change of Control" provisions of the indenture.

Certain Covenants

   The indenture contains, among others, the following covenants:

   Limitation on Incurrence of Additional Indebtedness. Generally, we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness). However, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, neither we nor any of our Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary that is not and will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, our Consolidated Fixed Charge Coverage Ratio is greater than 2.5 to 1.0.

   Limitation on Restricted Payments. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly:

  (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in our Qualified Capital Stock) on or in respect of shares of our Capital Stock to holders of such Capital Stock;

  (2) purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of our Capital Stock;

  (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any of our Indebtedness that is subordinate or junior in right of payment to the notes; or

  (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"),

     if, immediately after giving effect to the Restricted Payment,

      (A) a Default or an Event of Default shall have occurred and be continuing; or

      (B)   we are not able to incur at least $1.00 of additional
            Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

      (C) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by senior management or, in the case of any such property in excess of $5 million, by our board of directors) shall exceed the sum of:

              (w) 50% of our cumulative Consolidated Net Income (or if
                  cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

              (x) 100% of (1) the aggregate net cash proceeds we received from any Person (other than a Subsidiary of ours) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of our Qualified Capital Stock and (2) the fair market value (as determined in good faith by senior management or, in the case of a fair market value in excess of $5 million, by our board of directors) of shares of our Qualified Capital Stock issued subsequent to the Issue Date and on or prior to the Reference Date in connection with Asset Acquisitions and other acquisitions of property after the Issue Date; plus

              (y) without duplication of any amounts included in clause (x)
                  above, 100% of (1) the aggregate net cash proceeds and (2) the fair market value of property other than cash (as determined in good faith by senior management or, in the case of a fair market value in excess of $5 million, by our board of directors), in each case of any equity contribution we receive from a holder of our Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

              (z) without duplication, the sum of:

                 (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

                 (2) the net cash proceeds we or any of our Restricted
                     Subsidiaries receive from the disposition of all or any portion of such Investments (other than to one of our Subsidiaries); and

                 (3) upon redesignation of an Unrestricted Subsidiary as a
                     Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses
                     (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

   The provisions set forth in the immediately preceding paragraph do not prohibit:

  (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of our Capital Stock, either (A) solely in exchange for shares of our Qualified Capital Stock or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to one of our Subsidiaries) of shares of our Qualified Capital Stock;

  (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any of our Indebtedness that is subordinate or junior in right of payment to the notes either (x) solely in exchange for shares of our Qualified Capital Stock or (y) through the application of net proceeds of a substantially concurrent sale for cash (other than to one of our Subsidiaries) of (A) shares of our Qualified Capital Stock or (B) Refinancing Indebtedness;

  (4) so long as no Default or Event of Default shall have occurred and be continuing, our repurchases of our Common Stock from our employees or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $5 million in any calendar year;

  (5)   the consummation of the Tender Offer;

  (6) so long as no Default or Event of Default shall have occurred or be continuing, the declaration and payment of dividends to holders of any class or series of our Preferred Stock (other than Disqualified Capital Stock) issued after the Issue Date, provided that after giving effect to such issuance on a pro forma basis, we would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  (7) other Restricted Payments in an aggregate amount not to exceed $2 million.

   In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (4)(C) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2)(B), (4) and (6) of the preceding paragraph shall be included in such calculation.

   Not later than the date of making any Restricted Payment, we shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon our latest available internal quarterly financial statements.

   Limitation on Asset Sales. We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1) we or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by senior management or, in the case of an Asset Sale in excess of $5 million, by our board of directors);

  (2) at least 75% of the consideration we or the Restricted Subsidiary, as the case may be, receive from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (a) any of our liabilities or those of the Restricted Subsidiary (as shown on our or the Restricted Subsidiary's most recent balance sheet, other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets, and (b) any notes or other obligations we or our Restricted Subsidiary receive from such transferee that are converted by us or the Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received, shall be deemed to be cash for the purposes of this provision; and

  (3) upon the consummation of an Asset Sale, we shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

      (a) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt or Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

      (b) to make an Investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in our business and the business of our Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related, complementary or ancillary thereto or a reasonable expansion thereof ("Replacement Assets"); and/or

      (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

   On the 361st day after an Asset Sale or such earlier date, if any, as our senior management or our board of directors, as the case may be, or that of the Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by us or the Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time we or any Restricted Subsidiary, as the case may be, receives non-cash consideration in connection with any Asset Sale which is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the conversion or disposition will be deemed to constitute an Asset Sale and the Net Cash Proceeds will be applied in accordance with this covenant.

   We may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10 million resulting from one or more Asset Sales, at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10 million, shall be applied as required pursuant to this covenant.

   In the event of the transfer of substantially all, but not all, of our property and assets and that of our Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold our properties and assets and that our Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

   Notwithstanding clauses (1) and (2) of the first paragraph of this covenant, we and our Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such clauses to the extent that:

  (1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

  (2)   such Asset Sale is for fair market value;

provided that any consideration not constituting Replacement Assets that we or any of our Restricted Subsidiaries receive in connection with any Asset Sale permitted to be consummated under this paragraph will constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

   Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer will remain open for a period of 20 business days or such longer period as may be required by law.


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

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, we shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by virtue thereof.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any of our Restricted Subsidiaries to:

  (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

  (2) make loans or advances or to pay any Indebtedness or other obligation owed to us or any of our other Restricted Subsidiaries; or

  (3) transfer any of its property or assets to us or any of our other Restricted Subsidiaries,

except, with respect to each of clauses (1), (2) and (3) above, for such encumbrances or restrictions existing under or by reason of:

      (a)   applicable law;

      (b)   the indenture;

      (c) customary non-assignment provisions of any contract of, any lease governing a leasehold interest of, or any license held by, any of our Restricted Subsidiaries;

      (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

      (e)   the Credit Agreement;

      (f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

      (g) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) or (f) above and (h) and (j) below; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to us in any material respect as determined by our board of directors or senior management in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d),
            (e), (f), (h) and (j);

      (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

      (i) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock or assets of that Restricted Subsidiary;

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

      (j) secured Indebtedness otherwise permitted to be incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant and the "Limitation on Liens" covenant that limits the right of the debtor to dispose of the assets securing such Indebtedness;

      (k) customary provisions in joint venture agreements, licenses and leases and other similar agreements entered into the ordinary course of business;

      (l)   net worth provisions in leases and other agreements; or

      (m) an agreement governing Indebtedness (including any Credit Facilities) permitted to be incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to us in any material respect as determined by our senior management in its reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date.

   Limitation on Liens. We will not, and will not cause or permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume, permit or suffer to exist any Liens of any kind against or upon any of our property or assets or that of any of our Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

  (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

  (2) in all other cases, the notes are equally and ratably secured, except for:

      (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

      (b)   Liens securing Senior Debt and Liens securing Guarantor Senior
            Debt;

      (c)   Liens securing the notes and the Guarantees;

      (d) our Liens or the Liens of a Wholly Owned Restricted Subsidiary on assets of any of our Restricted Subsidiaries;

      (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that such Liens (i) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any of our property or assets or that of any of our Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

      (f)   Permitted Liens.

   Prohibition on Incurrence of Senior Subordinated Debt. We will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or such Guarantor's Guarantee, as the case may be, and subordinate in right of payment to any of our other Indebtedness or that Guarantor, as the case may be.


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

   Merger, Consolidation and Sale of Assets. We will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of our assets, determined on a consolidated basis for us and our Restricted Subsidiaries, whether as an entirety or substantially as an entirety to any Person unless:

  (1)   either:

      (a)   we shall be the surviving or continuing corporation; or

      (b) the Person (if other than our company) formed by such consolidation or into which we are merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets and those of our Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x) shall be a corporation, partnership, trust or a limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture and the registration rights agreement to be performed or observed by our company; provided that if at any time we or the Surviving Entity is a limited liability company, partnership or trust there shall be a co-issuer of the notes that is a Restricted Subsidiary and that is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

  (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, we or the Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant;

  (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing; and

  (4) we or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the transaction have been satisfied.

   Notwithstanding the foregoing, we may merge with an Affiliate incorporated solely for the purpose of reincorporating us in another jurisdiction.

   For purposes of the foregoing, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions of all or substantially all of the properties or assets of

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

one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

   The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of our assets in accordance with the foregoing in which we are not the continuing corporation, the successor Person formed by such consolidation or into which we are merged or to which that conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, our company under the indenture and the notes.

   Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and we will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than our company or any other Guarantor unless:

  (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia;

  (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

  (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, we could satisfy the provisions of clause (2) of the first paragraph of this covenant.

   If a Guarantor merges or consolidates with and into us, where we are the surviving entity or another Guarantor that is our Wholly Owned Restricted Subsidiary need only comply with clause (4) of the first paragraph of this covenant.

   Limitations on Transactions with Affiliates. (a) We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions, including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or an Affiliate of the Restricted Subsidiary.

   All Affiliate Transactions, and each series of related Affiliate Transactions which are similar or part of a common plan, involving aggregate payments or other property with a fair market value in excess of $3.0 million shall be approved by our board of directors or the board of the Restricted Subsidiary, as the case may be. The approval must be evidenced by a board resolution stating that the board of directors has determined that the transaction complies with the foregoing provisions. If we or any Restricted Subsidiary enters into an Affiliate Transaction, or a series of related Affiliate Transactions related to a common plan, that involves an aggregate fair market value of more than $10 million, we or the Restricted Subsidiary, as the case may be,

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

shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

   (b) The restrictions set forth in paragraph (a) of this covenant shall not apply to:

    (1) reasonable fees and compensation paid to and indemnity provided on behalf of our officers, directors, employees, consultants or investment bankers or those of any Restricted Subsidiary as determined in good faith by our board of directors or senior management;

    (2) transactions exclusively between or among us and any of our Wholly Owned Restricted Subsidiaries or exclusively between or among our Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

    (3) any agreement as in effect as of the Issue Date or any amendment to such agreement or any transaction contemplated by such agreement, including pursuant to any amendment to such agreement, or any replacement agreement to such agreement so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issue Date;

    (4)   Restricted Payments permitted by the indenture;

    (5) transactions in which we or any of our Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that the transaction is fair to us or the Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this covenant above;

    (6) the existence of, or the performance by us or any of our Restricted Subsidiaries of its obligations under the terms of, the Investors' Rights Agreement, the Securities Purchase Agreement, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by our company or any of our Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause
          (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the notes in any material respect;

    (7) the issuance of securities or other payments, awards or grants, in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by our board of directors in good faith and loans to our employees and those of our Subsidiaries which are approved by our senior management in good faith; and

    (8) transactions with customers, clients, suppliers, purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to us or our Restricted Subsidiaries, in the reasonable determination of our senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

   Additional Subsidiary Guarantees. If we or any of our Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if we or any of our Restricted

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

Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $1 million, then the transferee or acquired or other Restricted Subsidiary shall:

  . execute and deliver to the trustee a supplemental indenture pursuant to which the Restricted Subsidiary shall unconditionally guarantee all of our obligations under the notes and the indenture on the terms set forth in the indenture; and

  . deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by the Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of the Restricted Subsidiary. Thereafter, the Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

   Conduct of Business. Neither we nor our Restricted Subsidiaries will engage in any businesses which are not substantially related, ancillary or complementary to the businesses in which we and our Restricted Subsidiaries are engaged on the Issue Date or a reasonable expansion thereof.

   Reports to Holders. The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish the holders of notes:

  . all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and those of our consolidated Subsidiaries, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto, our financial condition and results of operations and those of our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries, if any and, with respect to the annual information only, a report thereon by our certified independent accountants; and

  . all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within two days after the time periods specified in the Commission's rules and regulations.

   In addition, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

   The following events are defined in the Indenture as "Events of Default":

  (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days, whether or not such payment shall be prohibited by the subordination provisions of the Indenture;

  (2) the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a

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

        payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase, whether or not such payment shall be prohibited by the subordination provisions of the Indenture;

  (3) a default in the observance or performance of any other covenant or agreement contained in the indenture, which default continues for a period of 30 days after we receive written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

  (4) the failure to pay at final maturity, giving effect to any applicable grace periods and any extensions thereof, the principal amount of any of our Indebtedness or Indebtedness of any Significant Subsidiary, which failure continues for at least 20 days, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by us or the Significant Subsidiary of notice of any such acceleration, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed) aggregates $10 million or more at any time;

  (5) one or more judgments in an aggregate amount in excess of $10 million, exclusive of amounts covered by insurance, shall have been rendered against us or any of our Significant Subsidiaries and the judgments remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and non-appealable;

  (6) certain events of bankruptcy affecting us or any of our Significant Subsidiaries; or

  (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee, other than by reason of release of a Guarantor in accordance with the terms of the Indenture.

   If an Event of Default, other than an Event of Default specified in clause
(6) above with respect to the Company, shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to us, and the trustee if given by the holders, specifying the respective Event of Default and stating that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

  .   shall become immediately due and payable; or

  . if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after we and the Representative under the Credit Agreement receive the Acceleration Notice but only if such Event of Default is then continuing.

   If an Event of Default specified in clause (6) above with respect to our company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

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

   The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding two paragraphs, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

  .   if the rescission would not conflict with any judgment or decree;

  . if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  . to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  . if we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

  . in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

   The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   Under the indenture, we are required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

   Our directors, officers, employees and stockholders and those of our Subsidiaries shall not have any liability for any of our obligations under the notes, the indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

   We may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes. This is called "legal defeasance." Such legal defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

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

  . the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

  . our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

  . the rights, powers, trust, duties and immunities of the trustee and our obligations in connection therewith; and

  .   the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture. This is called "covenant defeasance." Thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including nonpayment, bankruptcy, receivership, reorganization and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either legal defeasance or covenant defeasance:

  . we must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  . in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

    (a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

    (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  . in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  . no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  . such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture, the Credit Agreement or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

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  .   we shall have delivered to the trustee an officers' certificate stating that the deposit was not made with the intent of preferring the holders over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others;

  . we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with; and

  . we shall have delivered to the trustee an opinion of counsel to the effect that:

    (a) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the indenture; and

    (b) assuming we do not file for bankruptcy between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of our company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

   The opinion of counsel required by clause (2) above with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (a) have become due and payable or (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense.

Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

  (1)   either:

    (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held by us in trust and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

    (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)   we have paid all other sums payable by us under the Indenture; and

  (3) we have delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

   From time to time, we, the Guarantors and the trustee, without the consent of the holders, may amend the indenture for certain specified purposes, including curing ambiguities, defects

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or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

  . reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

  . reduce the rate of or change or have the effect of changing the time for payment of interest, including default interest, on any notes;

  . reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase or reduce the redemption or purchase price therefor;

  .   make any notes payable in money other than that stated in the notes;

  . make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

  . after our obligation to purchase notes arises thereunder, amend, change or modify in any material respect our obligation to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated, or modify any of the provisions or definitions with respect thereto;

  . modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the notes or any Guarantee in a manner which adversely affects the holders; or

  . release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Governing Law

   The indenture provides that it, the notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

   The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

   The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payments of claims in certain

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cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. We use the term "Encompass" in this definitions subsection to mean only Encompass Services Corporation, and not our subsidiaries.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Encompass or at the time it merges or consolidates with or into Encompass or any of its Subsidiaries or is assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Encompass or such acquisition, merger or consolidation.

   "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

   "Asset Acquisition" means (1) an Investment by Encompass or any Restricted Subsidiary of Encompass in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Encompass or any Restricted Subsidiary of Encompass, or shall be merged with or into Encompass or any Restricted Subsidiary of Encompass, or (2) the acquisition by Encompass or any Restricted Subsidiary of Encompass of the assets of any Person (other than a Restricted Subsidiary of Encompass) which constitute all or substantially all of the assets of such Person or comprises any operating unit, division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Encompass or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Encompass or a Wholly Owned Restricted Subsidiary of Encompass of: (1) any Capital Stock of any Restricted Subsidiary of Encompass; or (2) any other property or assets of Encompass or any Restricted Subsidiary of Encompass other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (a) a transaction or series of related transactions for which Encompass or its Restricted Subsidiaries receive aggregate consideration of less than $1.5 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Encompass as permitted under "Merger, Consolidation and Sale of Assets"; (c) any Restricted Payment permitted by the covenant described under "Limitations on Restricted Payments" or that constitutes a Permitted Investment; (d) sales of damaged, worn-out or obsolete equipment or assets that, in Encompass' reasonable judgment, are no longer either used or useful in the business of Encompass or its Restricted Subsidiaries; and (e) the sale of accounts receivable pursuant to a Qualified Receivables Transaction.

   "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

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   "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

   "Capital Stock" means:

  (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

   "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

   "Cash Equivalents" means:

  (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

  (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

  (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

  (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

   "Change of Control" means the occurrence of one or more of the following events:

  (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Encompass to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof, whether or not otherwise in compliance with the provisions of the indenture, other than to the Permitted Holders;

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  (2)   the approval by the holders of Capital Stock of Encompass of any plan or proposal for the liquidation or dissolution of Encompass, whether or not otherwise in compliance with the provisions of the indenture;

  (3) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Encompass; or

  (4) the replacement of a majority of the Board of Directors of Encompass over a two-year period from the directors who constituted the Board of Directors of Encompass at the beginning of such period, and such replacement shall not have been approved by the Permitted Holders or a vote of at least a majority of the Board of Directors of Encompass then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

   "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)   Consolidated Net Income; and

  (2)   to the extent Consolidated Net Income has been reduced thereby:

    (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains);

    (b)   Consolidated Interest Expense; and

    (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted
          Subsidiaries in accordance with GAAP.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

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  (2)   any Asset Sales or other dispositions or Asset Acquisitions
        (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer of Encompass and as reported on or otherwise confirmed, consistent with applicable standards of the American Institute of Certified Public Accountants, to Encompass by an independent public accounting firm) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

   If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) plus

  (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs (including the amortization of costs relating to interest rate

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        caps or other similar agreements); (b) the net costs under Interest Swap
        Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

  (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1) after-tax gains or losses from Asset Sales (without regard to the $1.5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

  (2) items classified as extraordinary, nonrecurring or unusual gains or losses on an after-tax basis (including, but not limited to, non-cash charges related to the acceleration of the vesting of options);

  (3) the net income of any Person acquired in a "pooling-of-interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

  (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends and the making of loans or advances or similar distributions, loans or advances by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

  (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

  (6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

  (7)   the effect of changes in accounting principles after the Issue Date.

   "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

   "Credit Agreement" means the Credit Agreement dated as of the Issue Date, between Encompass, the lenders party thereto in their capacities as lenders thereunder, Goldman Sachs, Credit Partners, L.P., as documentation agent, Salomon Smith Barney Inc., as syndication agent and Bankers Trust Company, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of

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the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

   "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit or banker's acceptances.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Encompass or any Restricted Subsidiary of Encompass against fluctuations in currency values.

   "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Debt" means (1) Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Encompass.

   "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Sale) on or prior to the final maturity date of the Notes.

   "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

   "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

   "Guarantees" means the guarantees of the notes by the Guarantors.

   "Guarantor" means: (1) each of Encompass' Restricted Subsidiaries as of the Issue Date; and (2) each of Encompass' Restricted Subsidiaries that in the future executes a supplemental

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indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

   "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

    (x) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (including guarantees thereof);

    (y) all Interest Swap Obligations (and guarantees thereof); and

    (z) all obligations (and guarantees thereof) under Currency Agreements;

in each case whether outstanding on the Issue Date or thereafter incurred.

   Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

  (1)   any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

  (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Agreement);

  (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

  (4)   Indebtedness represented by Disqualified Capital Stock;

  (5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

  (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of Encompass to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

  (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Encompass; and

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  (8)   any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

   "Indebtedness" means with respect to any Person, without duplication:

  (1) all Obligations of such Person for borrowed money (including, without limitation, Senior Debt);

  (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)   all Capitalized Lease Obligations of such Person;

  (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause
        (8) below;

  (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8) all Obligations under currency agreements and interest swap agreements of such Person; and

  (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

   Notwithstanding anything to the contrary in this definition, Indebtedness shall not include any contingent purchase price obligations or other earnout obligations of Encompass and its Restricted Subsidiaries in connection with acquisitions, which obligations are not required to be included as indebtedness on the face of Encompass' consolidated balance sheet in accordance with GAAP. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

   "Independent Financial Advisor" means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Encompass; and (2) which, in the judgment of the Board of Directors of Encompass, is otherwise independent and qualified to perform the task for which it is to be engaged.


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

   "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by Encompass and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Encompass or such Restricted Subsidiary, as the case may be.

   For purposes of the "Limitation on Restricted Payments" covenant:

  (1) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of Encompass at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of Encompass and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of Encompass at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of Encompass; and

  (2) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Encompass or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

   If Encompass or any Restricted Subsidiary of Encompass sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Encompass such that, after giving effect to any such sale or disposition, Encompass no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, Encompass shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

   "Investors' Rights Agreement" means the Investors' Rights Agreement, dated March 22, 1999, among Encompass and certain of its investors.

   "Issue Date" means April 30, 1999, the date of original issuance of any notes under the indenture.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).


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

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Encompass or any of its Restricted Subsidiaries from such Asset Sale net of:

  (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale;

  (4) appropriate amounts to be provided by Encompass or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Encompass or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

  (5) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale.

   "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Holders" means Apollo Management, L.P. and its Affiliates and management of Encompass.

   "Permitted Indebtedness" means, without duplication, each of the following:

  (1) Indebtedness under the notes and the Guarantees issued on the Issue Date in an aggregate principal amount not to exceed $200 million;

  (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $375 million less the amount of all repayments and permanent commitment reductions under the Credit Agreement with the Net Cash Proceeds of an Asset Sale applied to the Indebtedness as required by the "Limitation on Asset Sales" covenant; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreement in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Credit Agreement in reliance on and in accordance with clause (15) below; provided, further, that the aggregate principal amount of Indebtedness permitted to be incurred under this clause (2) shall be reduced dollar for dollar by any Indebtedness outstanding under clause (14) below;

  (3) other Indebtedness of Encompass and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions of the Indebtedness;

  (4) Interest Swap Obligations of Encompass or any Restricted Subsidiary of Encompass covering Indebtedness of Encompass or any of its Restricted Subsidiaries; provided,

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

        however, that such Interest Swap Obligations are entered into to protect Encompass and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence of the Indebtedness, exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

  (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable under the Currency Agreement;

  (6) Indebtedness of a Restricted Subsidiary of Encompass to Encompass or to a Wholly Owned Restricted Subsidiary of Encompass for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than Encompass, a Wholly Owned Restricted Subsidiary of Encompass or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than Encompass, a Wholly Owned Restricted Subsidiary of Encompass or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  (7) Indebtedness of Encompass to a Wholly Owned Restricted Subsidiary of Encompass or the lenders or collateral agent under the Credit Agreement for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of Encompass or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien; provided that (a) any Indebtedness of Encompass to any Wholly Owned Restricted Subsidiary of Encompass is unsecured and subordinated, pursuant to a written agreement, to Encompass' obligations under the indenture and the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of Encompass or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or any Person holds a Lien (other than a Lien in favor of the lenders or collateral agent under the Credit Agreement) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Encompass;

  (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9) Indebtedness of Encompass or any of its Restricted Subsidiaries represented by letters of credit for the account of Encompass or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of Encompass and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $20 million at any one time outstanding; provided that all or a portion of the $20 million permitted to be incurred pursuant to this clause

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

         (10) may, at the option of Encompass, be incurred under the Credit Agreement instead of pursuant to Capitalized Lease Obligations or Purchase Money Indebtedness;

  (11) Indebtedness arising from agreements of Encompass or a Restricted Subsidiary of Encompass providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of Encompass or any Restricted Subsidiary of Encompass (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value) actually received by Encompass and its Restricted Subsidiaries in connection with such disposition;

  (12) Indebtedness of Encompass or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

  (13)   Refinancing Indebtedness;

  (14) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Encompass or to any Restricted Subsidiary of Encompass or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (14) shall reduce the aggregate amount permitted to be incurred under clause (2) above to the extent set forth therein; and

  (15) additional Indebtedness of Encompass and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

   For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Encompass shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

   "Permitted Investments" means:

  (1) Investments by Encompass or any Restricted Subsidiary of Encompass in any Person that is or will become immediately after such Investment a Wholly Owned Restricted

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        Subsidiary of Encompass or that will merge or consolidate into Encompass or a Wholly Owned Restricted Subsidiary of Encompass;

  (2) Investments in Encompass by any Restricted Subsidiary of Encompass; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to Encompass' obligations under the notes and the indenture;

  (3)   Investments in cash and Cash Equivalents;

  (4) loans and advances to employees and officers of Encompass and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5 million at any one time outstanding;

  (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of Encompass' or its Restricted Subsidiaries' businesses and otherwise in compliance with the indenture;

  (6) additional Investments (including joint ventures) not to exceed $10 million at any one time outstanding;

  (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (8) Investments made by Encompass or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant or any Investment made by Encompass or any Restricted Subsidiary in connection with a transaction that would be an Asset Sale if it involved aggregate consideration of $1.5 million or more;

  (9) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Encompass or at the time such Person merges or consolidates with Encompass or any of its Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Encompass or such merger or consolidation;

  (10) repurchases of Capital Stock of Encompass deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

  (11) Investments made by Encompass or any Restricted Subsidiary in connection with purchase price adjustments, contingent purchase price payments or other earnout payments required in connection with Investments otherwise permitted under the indenture;

  (12) Investment in securities received in settlement of trade obligations in the ordinary course of business; and

  (13)   Investments in the notes.

   "Permitted Liens" means the following types of Liens:

  (1)   Liens for taxes, assessments or governmental charges or claims either
        (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Encompass or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;


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

  (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Encompass or any of its Restricted Subsidiaries;

  (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

  (7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness"; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Encompass or any Restricted Subsidiary of Encompass other than the property and assets so acquired and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

  (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Encompass or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

  (12) Liens in the ordinary course of business not exceeding $5 million at any one time outstanding that (a) are not incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use;

  (13) Liens by reason of judgment or decree not otherwise resulting in an Event of Default;

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

  (14) Liens securing Indebtedness under Currency Agreements permitted under the indenture;

  (15) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

    (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Encompass or a Restricted Subsidiary of Encompass and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Encompass or a Restricted Subsidiary of Encompass; and

    (b) such Liens do not extend to or cover any property or assets of Encompass or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Encompass or a Restricted Subsidiary of Encompass and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Encompass or a Restricted Subsidiary of Encompass; and

  (16) Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the definition of "Permitted Indebtedness."

   "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

   "Purchase Money Indebtedness" means Indebtedness of Encompass and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment and any Refinancings of such Indebtedness.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Encompass or any of its Restricted Subsidiaries pursuant to which Encompass or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by Encompass or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Encompass or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

   "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of Encompass that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of Encompass (as provided below) as a

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

Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by Encompass or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (2) is recourse to or obligates Encompass or any Restricted Subsidiary of Encompass in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Encompass or any Restricted Subsidiary of Encompass, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Encompass nor any Restricted Subsidiary of Encompass has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Encompass or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Encompass, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Encompass nor any Restricted Subsidiary of Encompass has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Encompass shall be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means any Refinancing by Encompass or any Restricted Subsidiary of Encompass of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9), (10), (11), (12), (14)
or (15) of the definition of Permitted Indebtedness), in each case that does not:

  (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Encompass in connection with such Refinancing); or

  (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of Encompass, then such Refinancing Indebtedness shall be Indebtedness solely of Encompass and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

   "Registration Rights Agreement" means the registration rights agreement dated as of June 28, 2001 among Encompass, the Guarantors and the initial purchasers.


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

   "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

   "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Encompass or a Restricted Subsidiary of any property, whether owned by Encompass or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Encompass or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

   "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of March 22, 1999, between Boss Investment, LLC and Encompass.

   "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Encompass, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

  (1) all monetary obligations of every nature of Encompass under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

  (2)   all Interest Swap Obligations (including guarantees thereof); and

  (3) all obligations under Currency Agreements (including guarantees thereof),

in each case whether outstanding on the Issue Date or thereafter incurred.

   Notwithstanding the foregoing, "Senior Debt" shall not include:

  (1)   any Indebtedness of Encompass to a Subsidiary of Encompass;

  (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Encompass or any Subsidiary of Encompass (including, without limitation, amounts owed for compensation) other than a shareholder who is a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Agreement);

  (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

  (4)   Indebtedness represented by Disqualified Capital Stock;


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  (5)   any liability for federal, state, local or other taxes owed or owing by Encompass;

  (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of Encompass to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

  (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Encompass; and

  (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Encompass.

   "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act based upon the most recent pro forma annual financial information filed by Encompass with the SEC.

   "Subsidiary", with respect to any Person, means:

  (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

   "Tender Offer" means (i) the purchase of Encompass' common stock, including shares underlying certain options, pursuant to Encompass' offer to purchase dated February 19, 1999, as amended through the Issue Date or (ii) to the extent that Encompass has not purchased an aggregate of 25.5 million shares of its common stock, including shares underlying options, pursuant to the offer to purchase described in clause (i), any other purchase of Encompass' common stock or shares underlying options to purchase Encompass' common stock within 180 days of the Issue Date, provided that the aggregate amount expended pursuant to clauses (i) and (ii) shall not exceed $573.75 million.

   "Unrestricted Subsidiary" of any Person means:

  (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

  (2)   any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Encompass or any other Subsidiary of Encompass that is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (1) Encompass certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and


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  (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Encompass or any of its Restricted Subsidiaries.

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  (1) immediately after giving effect to such designation, Encompass is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

   "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

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                      BOOK-ENTRY, SETTLEMENT AND CLEARANCE

Street Name and Other Indirect Holders

   Investors who hold notes in accounts at banks, brokers and other financial institutions will generally not be recognized by us as legal holders of notes. This is called holding in street name. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreement or because they are legally required to. If you hold notes in street name, you should check with your own institution to find out:

  .  how it handles securities payments and notices;

  .  whether it imposes fees or charges;

  .  how it would handle voting if required; and

  . how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

   Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to persons who are registered as holders of notes. As described above, we do not have any obligations to you if you hold notes in street name or other indirect means because the notes are issued in the form of global notes as described below. For example, once we make a payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Notes

   A global note is a special type of indirectly held note. Because we will issue the notes only in the form of global notes, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global notes be registered in the name of a financial institution we select and by requiring that the notes included in the global notes not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the depositary. Any person wishing to own a note must do so indirectly by virtue of an account with a bank, broker or other financial institution that in turn has an account with the depositary.

   Special Investor Considerations for Global Notes. As an indirect holder, an investor's rights relating to the global notes will be governed by the account rules of the investor's bank, broker or other financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global notes.

   If you are an investor, you should be aware that:

  .  you cannot get notes registered in your own name;

  .  you cannot receive physical certificates for your interest in the notes;

  . you will be a street name holder and must look to your own bank, broker or other financial institution for payments on the notes and protection of your legal rights relating to the notes; see "Street Name and Other indirect Holders;"

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  .  you may not be able to sell or pledge interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

  . the depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global notes. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interest in the global notes. We and the trustee also do not supervise the depositary in any way.

   Special Situations When Global Notes Will Be Terminated. In a few special situations described in the next paragraph, the global notes will terminate and interests in them will be exchanged for physical certificates representing notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to you. You must consult your own bank, broker or other financial institution to find out how to have your interests in the notes transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the notes have been previously described in the subsections entitled "--Street Name and Other Indirect Holders" and "--Direct Holders."

   The special situations for termination of the global notes are:

  . When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

  .  when we notify the trustee that we wish to terminate the global notes;
     and

  . when an event of default on the notes has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exist for a specified period of time.

Global Notes

   The original notes offered and sold to qualified institutional buyers pursuant to Rule 144A were issued in the form of one or more registered notes in global form, without interest coupons, which we call the Rule 144A Global Notes. The Rule 144A Global Notes were deposited on the date of initial issuance of the original notes with, or on behalf of, The Depository Trust Company or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between The Depository Trust Company and the trustee, and registered in the name of Cede & Co., as nominee of The Depository Trust Company. Interests in the Rule 144a Global Notes will be available for purchase only by qualified institutional buyers.

   The Depository Trust Company has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities of persons who have accounts with The Depository Trust Company, otherwise known as participants, and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. These participants include securities brokers and dealers, banks, trust companies and other clearing corporations. Indirect access to The Depository Trust Company's book-entry system also is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depository Trust Company is owned by a number of its participants, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities

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

Dealers, Inc. The rules applicable to The Depository Trust Company and its participants are on file with the SEC.

   Notes offered and sold in offshore transactions following the initial offering of the original notes to Non-U.S. Persons in reliance on Regulation S will be issued in the form of one or more registered notes in global form, without interest coupons, which we call the Regulation S Global Notes. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, a custodian for The Depository Trust Company in the manner described in the preceding paragraph for credit to the respective accounts of the purchasers, or to other accounts as they may direct, at Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System, or Clearstream Banking, as applicable; provided that prior to the 41st day after the later of the commencement of the offering of the original notes and the date of initial issuance of the original notes, which we call the restricted period, beneficial interests in the Regulation S Global Notes may be held only in or through accounts maintained at The Depository Trust Company by Euroclear or Clearstream unless exchanged for interests in the Rule 144A Global Notes.

   You may hold your interests in the applicable Regulation S Global Note directly through Euroclear or Clearstream, if you are a participant in those systems, or indirectly through organizations which are participants in such systems. After the expiration of the restricted period, but not earlier, you may also hold your interests through organizations other than Euroclear or Clearstream that are participants in The Depository Trust Company system. Euroclear and Clearstream will hold the interests in the applicable Regulation S Global Notes on behalf of their participants through customers' securities accounts in their names on the books of their depositaries. These depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers' securities accounts in the depositaries' names on the books of The Depository Trust Company.

Exchanges Among the Global Notes

   Prior to the expiration of the restricted period, transfers by an owner of a beneficial interest in a Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note will be made only in accordance with the following procedures. The trustee must receive a written certification from the transferor of the beneficial interest in the form provided in the indenture to the effect that the transfer is being made to a person who the transferor reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A.

   Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of the interest through a Regulation S Global Note, whether before or after the expiration of the restricted period, will be made only after the trustee receives a certification form from the transferor of the beneficial interest in the form provided in the indenture to the effect that the transfer is being made in accordance with Regulation S or, if available, Rule 144A under the Securities Act and that, if the transfer is being made prior to the expiration of the restricted period, the interests transferred will be held immediately thereafter through Euroclear or Clearstream.

Form, Exchange and Transfer of Physical Notes

   The following discussion only applies if the global notes are terminated as described above under "--Legal Ownership--Global Notes--Special Situations When Global Notes Will Be Terminated" and the notes are issued in the form of physical certificates.

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   The notes will be issued:

  .  only in registered form;

  .  without interest coupons; and

  .  in denominations that are even multiples of $1,000.

   You may have your notes divided into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

   You may exchange or transfer notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

   You will not be required to pay a service charge to transfer or exchange the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

   We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

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           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following summary describes the material U.S. federal income tax consequences resulting from beneficial ownership and disposition of the notes. Except where otherwise noted, it deals only with investors who acquire their notes in exchange for original notes and who hold the exchange notes as capital assets. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions, and Treasury regulations currently in effect, any of which may be changed, possibly on a retroactive basis, so as to result in federal income tax consequences different from those discussed below. We have not obtained and do not intend to obtain a ruling from the IRS or an opinion of counsel regarding the classification of the exchange notes for U.S. federal income tax purposes or for any other aspect of the tax consequences described herein.

   This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances and does not address special classes of holders subject to special treatment (such as dealers in securities, partnerships or other pass-through entities, financial institutions, life insurance companies, certain expatriates, persons holding the notes as part of a straddle or hedging or conversion transaction, or persons whose functional currency is not the U.S. dollar). This summary also does not address the effect of any state, local or foreign tax laws that may apply, or the application of the federal estate tax or the alternative minimum tax.

   A "U.S. holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes,

    .   a citizen or resident of the U.S.;

    . a corporation that is organized under the laws of the U.S. or any political subdivision thereof;

    . an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

    . a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. person.

   A "Non-U.S. holder" is any beneficial owner that, for U.S. federal income tax purposes, is a nonresident alien, or a corporation, estate or trust that is not a U.S. holder.

   If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

   PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES TO THEM ARISING UNDER THE TAX LAWS OF ANY FOREIGN, STATE, OR LOCAL TAXING JURISDICTION.

Exchange of Notes

   The exchange of notes for original notes will not constitute a taxable event to U.S. holders or Non-U.S. holders. Consequently, no gain or loss will be recognized by a U.S. holder or Non-U.S. holder upon receipt of an exchange note. The holding period and tax basis of an exchange note will be the same as the holding period and tax basis, immediately before the exchange, in the original note so exchanged.

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

   We intend to take the position that after the completion of the exchange offer, the exchange notes would be fungible with the existing 1999 notes. However, if the original notes are treated as issued with OID (as discussed above), the exchange notes would not be fungible with our existing 1999 notes for U.S. federal income tax purposes even after the completion of the exchange offer.

United States Federal Income Taxation of U.S. Holders

 Payment of Interest

   Payments of stated interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued, depending on the U.S. holder's method of accounting for federal income tax purposes.

   We intend to take the position that the original notes were not issued with original issue discount. However, we cannot assure you that the IRS will not successfully assert a contrary position. If the IRS were to successfully assert that the payment of the delayed draw special payment represented a reduction in the issue price of the original notes, the original notes and the exchange notes would be deemed to have been issued with original issue discount ("OID") equal to the excess of (a) the stated principal amount of the notes over (b) the initial offering price (reduced by the amount of the delayed draw special payment).

   In such event, U.S. holders would be required to include in gross income the OID as it accrues, in accordance with a constant yield method, over the period the notes are held. In such case, the OID allocable to any accrual period will equal the product of the adjusted issue price of the notes as of the beginning of such period and the notes' yield to maturity, less any stated interest allocable to that accrual period. The "adjusted issue price" of the notes as of the beginning of any accrual period will equal the issue price of the notes increased by the amount of OID, if any, previously includible in income and decreased by any payments under the notes (other than payments of stated interest).

 Amortizable Bond Premium.

   If a U.S. holder purchases a note for an amount that is greater than the sum of all payments payable on the note after the purchase date, other than qualified stated interest, such U.S. holder will be considered to have purchased such note at a premium. A U.S. holder may elect to amortize such bond premium over the remaining term of such note (or if it results in a smaller amount of amortizable bond premium, until an earlier call date, and in such case by reference to the amount payable on that date).

   If bond premium is amortized, the amount of interest on the note included in the U.S. holder's income for each accrual period ending on an interest payment date or on the stated maturity of the note, as the case may be, will be reduced by a portion of the bond premium allocable to such accrual period based on the note's yield to maturity (or earlier call date, if reference to such call date produces a smaller amount of amortizable bond premium). If the amortizable bond premium allocable to such accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. holder's prior inclusion in income of interest payments on the note. Any excess above such prior interest inclusions is generally carried forward to the next accrual period. A U.S. holder who elects to amortize bond premium must reduce such U.S. holder's tax basis in the notes as described under "Sale, Exchange and Retirement of Notes." If such an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment on the note in income in accordance with its regular method of accounting and will receive a tax benefit from the bond premium only in computing such U.S. holder's gain or loss upon disposition of the note.

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

   An election to amortize bond premium will apply to all taxable debt obligations then held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder should consult with such U.S. holder's tax advisor with respect to the general applicability of the amortizable bond premium rules of the Internal Revenue Code to such U.S. holder, and whether such U.S. holder should make an election under these rules.

 Market Discount.

   If a U.S. holder purchases a note for an amount that is less than its stated redemption price at maturity (i.e., the sum of all payments on the note other than stated interest payments), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a de minimis amount as specified by the Internal Revenue Code. Under the market discount rules, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

   The notes provide for optional redemption and (in the case of a Change in Control) mandatory offers to purchase, in whole or in part, prior to maturity. If the notes were redeemed, a U.S. holder generally would be required to include in gross income as ordinary income the portion of the gain recognized on the redemption attributable to accrued market discount, if any.

   Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the notes, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder of a note may elect to include market discount in income currently as it accrues (under either a ratable or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder of notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of instruments, and with respect to the deferral of interest deductions incurred or maintained to purchase or carry such notes, would not apply.

 Sale, Exchange and Retirement of Notes

   Upon a sale, exchange (other than an exchange of original notes for exchange notes) or retirement of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest that has not previously been included in income which will be taxable as ordinary income) and the holder's tax basis in the note at that time. A U.S. holder's tax basis in a note will generally equal the initial offering price of the orignial note (reduced by the delayed draw special payment if the IRS successful recharacterizes such payment as a reduction of the notes' issue price), increased by the OID, if any, includible in your taxable income and reduced by any payments received on the note by such holder (other than payments of stated interest). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The use of capital losses is subject to limitations.

United States Federal Income Taxation of Non-U.S. Holders

 Payment of Interest

   As noted above, although we intend to take the position that the original notes were not issued with OID, the IRS may successfully assert a contrary position. Payments of OID, if any, and interest on the original notes (or exchange notes) to or on behalf of any Non-U.S. holder who is not engaged in a trade or business within the U.S. with respect to which OID, if any, or interest on the notes (or exchange notes) is effectively connected, will not be subject to U.S. federal income or withholding tax, provided that (1) such beneficial owner does not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock entitled to vote,
(2) such beneficial owner is not a controlled foreign corporation for U.S. federal income tax purposes (generally, a foreign corporation controlled by U.S. shareholders) that is related to us through stock ownership, and (3) certain certification requirements are met.

   If a Non-U.S. holder does not qualify for the foregoing exemption, OID, if any, and interest payments to such holder generally will be subject to a 30% withholding tax on the gross amount received, unless reduced or eliminated by an applicable income tax treaty.

   If OID, if any, and interest received by a Non-U.S. holder with respect to the notes (including proceeds from the disposition of the notes) are effectively connected with the conduct by the Non-U.S. holder of a trade or business within the U.S., then such holder will not be subject to the withholding tax and will generally be subject to tax on a net basis under the rules described above for a U.S. holder (subject to any modification provided under an applicable income tax treaty), provided such holder delivers a properly executed IRS Form W-8ECI to us or our paying agents. Such Non-U.S. holder may also be subject to the "branch profits tax" at a rate of 30% (or lower treaty rate if applicable) if such Non-U.S. holder is a corporation.

 Sale, Exchange and Retirement of Notes

   Any capital gain realized upon a sale, exchange or retirement of an original note or exchange note by or on behalf of a Non-U.S. holder ordinarily will not be subject to U.S. federal withholding or income tax unless (1) such gain is effectively connected with a U.S. trade or business of the holder or (2) in the case of an individual, such beneficial owner is present in the U.S. for 183 days or more during the taxable year of the sale, exchange or retirement and certain other requirements are met.

Information Reporting and Backup Withholding

   For each calendar year in which the original notes or exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year, and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts. A 31% backup withholding tax will apply to "reportable payments" if a U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report its full dividend and interest income.

   Backup withholding and information reporting generally will not apply to payments of interest or principal made to a Non-U.S. holder of a note who provides the appropriate IRS

Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY, together with all appropriate attachments, signed under penalties of perjury as to its non-U.S. holder status or otherwise establishes that it qualifies for an exemption (provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). Payment of the proceeds of a disposition of the notes by or through a U.S. office of a U.S. or foreign broker generally will be subject to backup withholding and information reporting unless the Non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN that it is a Non-U.S. holder or otherwise establishes that it qualifies for an exemption. Payment of the proceeds of a disposition of the notes by or through a foreign office of a broker generally will not be subject to backup withholding or information reporting; however, if such broker has certain relationships to the United States, then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

   Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. holder is a resident under the provisions of an applicable income tax treaty or other agreement.

                         VALIDITY OF THE EXCHANGE NOTES

   The validity of the exchange notes offered hereby will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

   The consolidated balance sheet of Encompass Services Corporation as of December 31, 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for the year then ended, have been incorporated into this prospectus by reference to the Current Report on Form 8-K/A dated December 5, 2001, in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated balance sheet of Encompass Services Corporation as of December 31, 1999 and the related consolidated statements of operations, of shareholders' equity and other comprehensive income and of cash flows for each of the two years in the period ended December 31, 1999, incorporated into this prospectus by reference to the Current Report on Form 8-K/A dated December 5, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated balance sheets of Encompass Services Corporation (formerly Group Maintenance America Corp.) as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998 and the ten months ended December 31, 1997, have been incorporated by reference into this prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus.

   You may read and copy any document we file with the SEC at its public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock are traded.

   We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the notes:

  . Our Annual Report on Form 10-K for the year ended December 31, 2000, except for Item 8. Financial Statements and Supplementary Data which are presented in the Form 8-K/A dated December 5, 2001 incorporated herein by reference;

  . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  . Our Current Reports on Form 8-K dated June 12, 2001 and June 15, 2001 and on Form 8-K/A dated December 5, 2001; and

  . Item 8. Financial Statements and Supplementary Data in our Annual Report on Form 10-K for the year ended December 31, 1999.

   We will provide a copy of any document incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by request directed to us at the following address and telephone number:

                         Encompass Services Corporation
                          3 Greenway Plaza, Suite 2000
                              Houston, Texas 77046
                         Attention: Investor Relations
                                  713-860-0100

                           FORWARD-LOOKING STATEMENTS

   This document and the information incorporated by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth in this document under:

  .  Summary;

  .  Risk Factors;

  .  Capitalization; and

  .  Business;

   and in the documents incorporated by reference under the captions:

  .   Description of Business;

  . Management's Discussion and Analysis of Financial Condition and Results of Operations; and

  .   Unaudited Pro Forma Consolidated Statement of Operations.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond management's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others:

  .  the ability to achieve synergies and revenue growth;

  . national, regional and local economic, competitive and regulatory conditions and developments;

  .  technological developments;

  .  capital market conditions;

  .  inflation rates;

  .  interest rates;

  .  weather conditions;

  .  the timing and success of integration and business development efforts;

  .  the impact of a national energy policy; and

  .  other uncertainties,
all of which are difficult to predict and many of which are beyond management's control. You are cautioned not to put undue reliance on any forward-looking statements.

   You should understand that the foregoing important factors, in addition to those discussed elsewhere in this document, including those under the heading "Risk Factors," could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements.

                                                                         ANNEX A



                         ENCOMPASS SERVICES CORPORATION

                             LETTER OF TRANSMITTAL

                             LETTER OF TRANSMITTAL

                             To Tender for Exchange

                   10 1/2% Senior Subordinated Notes due 2009

                            issued on June 28, 2001

                                       of

                         Encompass Services Corporation
               Pursuant to the Prospectus dated December 7, 2001

    THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 8, 2002 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE
 "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

         By Mail:               By Facsimile:              By Hand:
   The Bank of New York         (212) 235-2261       The Bank of New York
 Reorganization Department                         Reorganization Department
15 Broad Street--16th Floor  Confirm by Telephone 15 Broad Street--16th Floor
    New York, NY 10005          (212) 235-2354        New York, NY 10005
  Attn: Carolle Montreuil                           Attn: Carolle Montreuil

   DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

   HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

   This Letter of Transmittal is to be used by holders ("Holders") of 10 1/2% Senior Subordinated Notes due 2009 of Encompass Services Corporation (the "Company") issued in a private offering on June 28, 2001 (the "Original Notes") to receive 10 1/2% Exchange Senior Subordinated Notes due 2009 (the "Exchange Notes") if: (1) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (2) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus dated December 7, 2001 (the "Prospectus"); or (3) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

   Holders of Original Notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer (the "Exchange Offer") as set forth in the Prospectus and this Letter of Transmittal must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

   Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

   If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Original Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. See Instruction 2.

   The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.


                            TENDER OF ORIGINAL NOTES

--------------------------------------------------------------------------------
 [_]CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

 [_]CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY
    TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

   Name of Tendering Institution: _______________________________________

   Account Number: ______________________________________________________

   Transaction Code Number: _____________________________________________

 [_]CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A
    NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

   Name(s) of Registered Holder(s): _____________________________________

   Window Ticker Number (if any): _______________________________________

   Date of Execution of Notice of Guaranteed Delivery: __________________

   Name of Eligible Institution that Guaranteed Delivery: _______________

   List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered hereby. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

                         DESCRIPTION OF ORIGINAL NOTES
--------------------------------------------------------------------------------

  Name(s) and Address(es)
  of Registered Holder(s)                                     Aggregate
 (Please fill in if blank)          Certificate           Principal Amount  Principal Amount
     See Instruction 3.              Number(s)*             Represented**      Tendered**
 -------------------------------------------------------------------------------------------

 --------------------------  ---------------------------------------------------------------

 --------------------------  ---------------------------------------------------------------

 --------------------------  ---------------------------------------------------------------

 --------------------------  ---------------------------------------------------------------

 --------------------------  ---------------------------------------------------------------

 --------------------------  ---------------------------------------------------------------

                                  Total Principal
                               Amount of Original Notes
--------------------------------------------------------------------------------------------

  *  Need not be completed by Holders tendering by book-entry transfer.
 ** Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be tendered. See Instruction 4.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

   The undersigned hereby tenders to Encompass Services Corporation (the "Company"), upon the terms and subject to the conditions set forth in its Prospectus dated December 7, 2001 (the "Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of Original Notes indicated in the foregoing table entitled "Description of Original Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Original Notes tendered hereby which it holds for the account of beneficial owners of such Original Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

   Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and
(iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

   By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

     (1) the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s),

     (2) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes,

     (3) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Company, and

     (4) the undersigned and each Beneficial Owner acknowledge and agree that
  (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "SEC") and cannot rely on the interpretation of the Staff of the SEC set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer--Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Exchange Notes for its own account in exchange for Original Notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

   If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   The undersigned understands that tenders of Original Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Company will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

   The undersigned understands that the tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Original Notes (or defectively tendered Original Notes with respect to which the Company has, or has caused to be, waived such defect) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

   The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby, and that when such tendered Original Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Original Notes tendered hereby.

   All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

   The undersigned understands that the delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent or the Company, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Original Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

   Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

[_]CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
   IS AN AFFILIATE OF THE COMPANY.

[_]CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
   TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

[_]CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR
   WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name: __________________________________________________________________________

Address: _______________________________________________________________________

    ________________________________________________________________________

 SPECIAL ISSUANCE INSTRUCTIONS (See        SPECIAL DELIVERY INSTRUCTIONS (See
     Instructions 1, 5, 6 and 7)               Instructions 1, 5, 6 and 7)

  To be completed ONLY if                    To be completed ONLY if
 Original Notes in a principal              Original Notes in a principal
 amount not tendered or not                 amount not tendered or not
 accepted for exchange are to be            accepted for exchange or
 issued in the name of, or                  Exchange Notes are to be sent to
 Exchange Notes are to be issued            someone other than the person(s)
 in the name of, someone other              whose signature(s) appear(s)
 than the person(s) whose                   within this Letter of
 signature(s) appear(s) within              Transmittal or to an address
 this Letter of Transmittal or              different from that shown in the
 issued to an address different             box entitled "Description of
 from that shown in the box                 Original Notes" within this
 entitled "Description of                   Letter of Transmittal.
 Original Notes" within this
 Letter of Transmittal.                     Issue:[_] Original Notes
                                                 [_] Exchange Notes
 Issue:[_] Original Notes                           (check as applica-
      [_] Exchange Notes                            ble)
        (check as applicable)
                                            Name ____________________________
 Name ____________________________                   (Please Print)
           (Please Print)
                                            Address _________________________
 Address _________________________                   (Please Print)
           (Please Print)
                                            _________________________________
 _________________________________                     (Zip Code)

             (Zip Code)
                                            _________________________________
 _________________________________            (Tax Identification or Social
    (Tax Identification or Social                   Security Number)
          Security Number)                  (See Substitute Form W-9 herein)
  (See Substitute Form W-9 herein)

                                PLEASE SIGN HERE
  (To be completed by all tendering Holders of Original Notes regardless of whether Original Notes are being physically delivered herewith)

 This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
        Signature(s) of Registered Holder(s) or Authorized Signatory
                      (See guarantee requirement below)

 Dated: ____________________________________________________________________

 Name(s): __________________________________________________________________

 ---------------------------------------------------------------------------
                               (Please Print)

 Capacity (Full Title): ____________________________________________________

 Address: __________________________________________________________________

 ---------------------------------------------------------------------------
                            (Including Zip Code)

 Area Code and Telephone Number: ___________________________________________

 Tax Identification or Social Security Number: _____________________________
                 (Complete Accompanying Substitute Form W-9)

                             Signature Guarantee
                   (If Required--See Instructions 1 and 5)

 Authorized Signature ______________________________________________________

 Name of Firm ______________________________________________________________

                               [place seal here]

                                  INSTRUCTIONS

         Forming Part of the Terms and Conditions of the Exchange Offer

   1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered hereby are tendered
(i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Original Notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Original Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

   2. Delivery of Letter of Transmittal and Original Notes. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

   If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Original Notes, in proper form for transfer (or confirmation of a book-entry transfer or all Original Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of

Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

   The method of delivery of this Letter of Transmittal, the Original Notes and all other required documents, including delivery through DTC and any acceptance or Agent's Message delivered through ATOP, is at the election and risk of the tendering Holder and, except as otherwise provided in this Instruction 2, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

   No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

   3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on separate signed schedule attached hereto.

   4. Partial Tenders. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by an Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." The minimum permitted tender is $1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

   5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

   If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

   If this Letter of Transmittal or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

   When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

   If this Letter of Transmittal is signed other than by the registered Holder(s) of the Original Notes listed herein, the Original Notes must be endorsed or accompanied by appropriate instruments of transfer, in either case signed exactly as the name(s) of the registered Holder(s) appear on the Original Notes and signatures on such Original Notes or instruments of transfer are required and must be guaranteed by an Eligible Institution, unless the signature is that of an Eligible Institution.

   6. Special Issuance and Delivery Instructions. If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

   7. Transfer Taxes. Except as set forth in this Instruction 7, the Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Original Notes to it, or to its order, pursuant to the Exchange Offer. If Exchange Notes, or Original Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Original Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Company or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

   8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Company, in whole or in part, at any time and from time to time in the Company's sole discretion, in the case of any Original Notes tendered.

   9. Substitute Form W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 31% until a TIN is provided to the Exchange Agent.

   10. Broker-Dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page 6 of this Letter of Transmittal, the Company has no obligation under the

Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

   11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

   IMPORTANT: This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Original Notes and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

                           IMPORTANT TAX INFORMATION

   Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

   Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

   Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

   To prevent backup withholding the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

What Number to Give the Exchange Agent

   The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9", for additional guidance on which number to report.

                           PAYEE'S NAME:
--------------------------------------------------------------------------------
                                                           Social Security
                                                              Number(s)

                        Part 1 -- PLEASE PROVIDE
 SUBSTITUTE             YOUR TIN IN THE BOX AT                    or
 Form W-9               RIGHT AND CERTIFY BY          Employer Identification
                        SIGNING AND DATING BELOW.            Number(s)
 Department of the Treasury Internal Revenue Service   ---------------------
                      ---------------------------------------------------------
                        (1) The number shown on this form is my correct
                            taxpayer identification number (or I am waiting
                            for a number to be issued to me) and
 Payer's Request for        Part 2--Certifications--Under penalties of perjury,
 Taxpayer                   I certify that:
 Identification Number
 ("TIN")                (2) I am not subject to backup withholding because:
                            (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue
                            Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

                           Certification Instructions--You must cross out
                           item (2) above if you have been notified by the
                           IRS that you are currently subject to backup
                           withholding because of under-reporting interest
                           or dividends on your tax return.
                      ---------------------------------------------------------

                                                                Part 3--

                        Signature ________________

                                                            Awaiting
                        Date _____________________          TIN [_]

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

    YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
    PART 3 OF SUBSTITUTE FORM W-9.


             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

    I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

 Signature ____________________                     Date ____________________

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